UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

Registration Statement under the Securities Act of 1933

FrequentTraveller.com Inc.
(Name of small business issuer in its charter)
Nevada	4724	68-0530279
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
11 Bellwether Way, Suite 305, Bellingham, Washington, 98225 (360) 647-4375
(Address and telephone number of principal executive offices)
Rene Daignault 1100 Melville Street, 6th Floor, Vancouver, British Columbia, V6E 4A6, Canada 604.648.0527
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [  ]

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CALCULATION OF REGISTRATION FEE

Securities to be registered	Amount to be registered	Offering price per share	Aggregate offering price	Registration Fee (1)
Common Capital Shares to be offered by FrequentTraveller	4,000,000	$0.50	$2,000,000	$253.40
Common Capital Shares to be offered by FrequentTraveller	4,306,550	$0.50	$2,153,275	$272.82
TOTAL	8,306,550		$4,153,275	$526.22

(1) Estimated solely for purposes of calculating the registration fee under Rule 457(c) of the Securities Act of 1933.

The Registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment that specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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Preliminary Prospectus

FrequentTraveller.com Inc.
Maximum of 8,306,550 Common Capital Shares

FrequentTraveller.com Inc. (“FrequentTraveller”) is offering up to 4,000,000 Common Capital Shares on a self underwritten basis. The offering price is $0.50 per share and the maximum amount to be raised is $2,000,000. FrequentTraveller intends to offer up to a maximum of 4,000,000 Common Capital Shares through its president to investors, both inside and outside the United States. There will be no underwriter or broker/dealer involved in the transaction and there will be no commissions paid to any individuals from the proceeds of this sale.

The offering by FrequentTraveller is being conducted on a best efforts basis. There is no minimum number of shares required to be sold by FrequentTraveller. All proceeds from the sale of these shares will be delivered directly to FrequentTraveller and will not be deposited in any escrow account. If the entire 4,000,000 Common Capital Shares are sold, FrequentTraveller will receive gross proceeds of $2,000,000 before expenses of approximately $38,000. FrequentTraveller plans to end the offering on December 31, 2005. However, FrequentTraveller may, at its discretion, end the offering sooner or extend the offering until April 30, 2006. No assurance can be given on the number of shares FrequentTraveller will sell or even if FrequentTraveller will be able to sell any shares.

In addition, this prospectus relates to the resale of up to 4,306,550 Common Capital Shares by selling stockholders. The selling stockholders may sell their Common Capital Shares from time to time in private negotiated transactions. The selling stockholders, other than FrequentTraveller’s president, will offer or sell shares of FrequentTraveller’s Common Capital Shares at $0.50 per share unless and until the offering price is changed by subsequent amendment to this prospectus, or when FrequentTraveller’s Common Capital Shares become listed or quoted on a securities market. Should FrequentTraveller’s Common Capital Shares become listed or quoted, selling stockholders may then sell their shares at prevailing market prices or privately negotiated prices. FrequentTraveller will not receive any proceeds from the sale of the Common Capital Shares by the selling stockholder. However, FrequentTraveller will pay for the expenses of this offering and the selling stockholders’ offering.

There is no public market for the Common Capital Shares of FrequentTraveller.

A purchase of FrequentTraveller’s Common Capital Shares is highly speculative and investors should not purchase shares of FrequentTraveller’s Common Capital Shares unless they can afford to lose their entire investment. Investing in FrequentTraveller’s Common Capital Shares involves risks. See “Risk Factors” starting on page for factors to be considered before investing in FrequentTraveller’s Common Capital Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal to tell you otherwise.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

If FrequentTraveller changes the fixed offering price, it will file an amendment to the registration statement.

The date of this prospectus is                                   .
Subject to completion.

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Table of Contents

SUMMARY OF OFFERING

RISK FACTORS

USE OF PROCEEDS

DETERMINATION OF OFFERING PRICE

DILUTION

PLAN OF DISTRIBUTION
FrequentTraveller’s Offering
Stockholder’s Offering

LEGAL PROCEEDINGS

MANAGEMENT

EXECUTIVE COMPENSATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PRINCIPAL STOCKHOLDERS

DESCRIPTION OF SECURITIES

DESCRIPTION OF BUSINESS

MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
Plan of Operation

DESCRIPTION OF PROPERTY

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

EXPERTS

FINANCIAL STATEMENTS
MARCH 31, 2005 (UNAUDITED), DECEMBER 31, 2004 AND 2003 (AUDITED)

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SUMMARY OF OFFERING
FrequentTraveller’s business

FrequentTraveller.com Inc. (“FrequentTraveller”) was incorporated under the laws of the State of Nevada on October 29, 2002. FrequentTraveller is an e-Travel company focused on capturing and servicing inquiries from all over the globe, via the internet, for travel to a specific portfolio of destinations. With its portfolio of e-Travel websites (collectively, the “Websites”), including: www.malaysia.com, www.indonesia.com, www.vietnam.com, www.brazil.com, www.greatbritain.com, and www.canadian.com. FrequentTraveller markets a wide range of travel products and attracts inquiries from both customers and other businesses from a worldwide audience.

FrequentTraveller currently has www.malaysia.com, www.indonesia.com and www.vietnam.com in full operation as e-Travel sites. FrequentTraveller plans to launch and operate www.brazil.com, www.greatbritain.com and www.canadian.com as fully operational travel booking sites in the next 6-12 months. See “Plan of Operation” on page for more information.

FrequentTraveller’s administrative and operational office is located at 11 Bellwether Way, Suite 305, Bellingham, Washington, 98225, telephone (360) 201-1497. FrequentTraveller’s registered statutory office is located at 50 West Liberty Street, Suite 880, Reno, Nevada, 89501. FrequentTraveller’s fiscal year end is December 31.

The offering: Following is a brief summary of this offering:

Securities being offered	4,000,000 Common Capital Shares (maximum) offered by the Company 4,306,550 Common Capital Shares offered by the selling stockholders
Number of shares outstanding before the offering	15,878,690 Common Capital Shares
Number of shares outstanding after the offering	19,878,690 Common Capital Shares , assuming all offered shares are sold.
Offering price per share	$0.50 per share
Net Proceeds to FrequentTraveller	$1,962,000, assuming all offered shares are sold
Use of proceeds
Hire and retain COO
Develop and launch Websites
Develop contact centers
Develop and implement Cost Per Click (“CPC”) lead acquisition program
Marketing
General and administrative
Business development
Travel
Professional fees
Working capital

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Selected Financial Data

The following financial information summarizes the more complete historical, audited, and unaudited financial information provided in this registration statement.
	December 31, 2003 (audited)	December 31, 2004 (audited)	March 31, 2005 (unaudited)
Balance Sheet
Cash and Cash Equivalent	$20,213	$21,454	$114,313
Accounts Receivable	$364	$485	--
Intangible Assets	$3,300	$3,300	$3,300
Total Assets	$23,877	$25,239	$117,613

Accounts Payable	$7,887	$17,476	$72,302
Due to Related Party	$4,544	$43,009	$53,079
Total Liabilities	$12,431	$60,485	$125,381

Stockholders’ Equity (Deficit)	($101,134)	($227,072)	($249,794)

Income Statement
Revenue	$7,096	$247,078	$116,940
Total Expenses	$106,478	$167,555	$33,168
Net (Loss)	($101,134)	($125,938)	($22,722)

RISK FACTORS

Please consider the following risk factors before deciding to invest in FrequentTraveller’s Common Capital Shares.

Risks associated with FrequentTraveller:

1.	FrequentTraveller is an initial development stage company and may not be able to continue as a going concern and may not be able to raise additional financing.

A note provided by FrequentTraveller’s independent auditors in FrequentTraveller’s financial statements for the period from inception, October 29, 2002 through March 31, 2005 contains an explanatory note that indicates that FrequentTraveller is an initial development stage company and its ability to continue as a going concern is dependent on continued financial support from its shareholders, raising additional capital to fund future operations and ultimately to attain profitable operations. The explanatory note states that, because of such uncertainties, there may be a substantial doubt about FrequentTraveller’s ability to continue as a going concern. This note may make it more difficult for FrequentTraveller to raise additional equity or debt financing needed to run its business and is not viewed favorably by analysts or investors. FrequentTraveller urges potential investors to review this report before making a decision to invest in FrequentTraveller.

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2.	FrequentTraveller lacks an operating history and has losses that it expects to continue into the future. If the losses continue FrequentTraveller will have to suspend operations or cease operations.

FrequentTraveller was incorporated on October 29, 2002 and FrequentTraveller has no significant operating history upon which an evaluation of its future success or failure can be made. FrequentTraveller’s net loss since inception is $249,794. FrequentTraveller’s ability to achieve and maintain profitability and positive cash flow is dependent upon its ability to generate revenues from its planned business operations and to reduce development costs.

Based upon current plans, FrequentTraveller expects to incur between $10,000 to $15,000 per month in operating losses in the next 12 to 18 months. This will happen because there are expenses associated with the development and operation of its website. FrequentTraveller cannot guaranty that it will be successful in generating revenues in the future. Failure to generate revenues may cause FrequentTraveller to go out of business.

3.
FrequentTraveller is relatively new to the internet marketplace with no history of operations and, as a result, FrequentTraveller’s ability to operate and compete effectively may be affected negatively.

In deciding whether to purchase FrequentTraveller’s Common Capital Shares, and the likelihood FrequentTraveller’s success, you should consider that FrequentTraveller is relatively new to the internet marketplace and has no operating history upon which to judge its current operations. As a result, you will be unable to assess FrequentTraveller’s future operating performance or its future financial results or condition by comparing these criteria against its past or present equivalents.

Also, the Internet travel industry is characterized by rapidly changing technologies, frequent introductions of new products, services, and industry standards. FrequentTraveller’s future success will depend on its ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of FrequentTraveller’s services, as well as, the development and maintenance of the Internet’s infrastructure to cope with this increased traffic. FrequentTraveller’s future success will also depend in large part on its ability to develop and enhance FrequentTraveller’s products and services. There are significant technical risks in the development of new or enhanced services, including the risk that FrequentTraveller will be unable to effectively use new technologies, adapt its services to emerging industry standards, or develop, introduce and market new or enhanced products and services. Also, if FrequentTraveller is unable to develop and introduce enhanced or new products and services quickly enough to respond to market or user requirements or to comply with emerging industry standards, or if these products and services do not achieve market acceptance, FrequentTraveller may not be able to compete effectively.

4.	FrequentTraveller does not have sufficient funds to complete each phase of its proposed plan of operation and as a result may have to suspend operations.

Each of the phases of FrequentTraveller’s plan of operation is limited and restricted by the amount of working capital that FrequentTraveller has and is able to raise from financings and generate from business operations. FrequentTraveller currently does not have sufficient funds to complete each phase of its proposed plan of operation and FrequentTraveller expects that it will not satisfy its cash requirements for the next 12 months. As a result, FrequentTraveller may have to suspend or cease its operations on one or more phases of the proposed plan of operation. As of March 31, 2005, FrequentTraveller had $114,313 in cash. Until FrequentTraveller is able to generate any consistent and significant revenue it may be required to raise additional funds by way of equity financing. At any phase of FrequentTraveller’s plan of operation, if FrequentTraveller finds that it does not have adequate funds to complete a phase, it may have to suspend its operations and attempt to raise more money so it can proceed with its business operations. If FrequentTraveller cannot raise the capital to proceed it may have to suspend operations until it has sufficient capital. FrequentTraveller will need to raise additional capital of approximately $2,000,000 to proceed with and complete its plan of operation. FrequentTraveller will also require additional financing if the costs of the proposed phases of the plan of operation are greater than anticipated. FrequentTraveller will require additional financing to sustain its business operations if FrequentTraveller is not successful in earning revenues from its business operations. FrequentTraveller can provide no assurance to investors that FrequentTraveller will be able to find additional financing if required. Any sale of share capital will result in dilution to existing shareholders.

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5.	Failure to successfully compete in the e-commerce industry with established e-commerce companies may result in FrequentTraveller’s inability to continue with its business operations.

There are approximately several hundred established e-commerce companies that provide similar services. FrequentTraveller expects competition in this market to increase significantly as new companies enter the market and current competitors expand their online services.

If FrequentTraveller is unable to develop and introduce enhanced or new technology or services quickly enough to respond to market or user requirements or to comply with emerging industry standards, or if these services do not achieve market acceptance, FrequentTraveller may not be able to compete effectively.

In addition, FrequentTraveller’s competitors may develop content that is better than FrequentTraveller’s or that achieves greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. Competitive pressures created by any one of these companies, or by FrequentTraveller’s competitors collectively, could have a negative impact on FrequentTraveller’s business, results of operations and financial condition and as a result, FrequentTraveller may not be able to continue with its business operations.

6.
Since FrequentTraveller’s success depends upon the efforts of Graham B. Heal, the key member of its management, and its ability to attract and retain key personnel, FrequentTraveller’s failure to retain key personnel will negatively affect its business.

FrequentTraveller’s business is greatly dependent on the efforts of its President, Graham B. Heal, who devotes 60 hours per week to FrequentTraveller’s operations. FrequentTraveller currently does not have an employment agreement with Mr. Heal. FrequentTraveller does not currently maintain key man life insurance for Mr. Heal. The loss of Mr. Heal could have a negative impact on FrequentTraveller’s business, operating results and financial condition. Competition for qualified personnel is intense and FrequentTraveller may not be able to hire or retain qualified personnel, which could also have a negative impact on FrequentTraveller’s business.

7.
Since FrequentTraveller relies on one provider to host its website, FrequentTraveller’s technical systems could fail if this service is interrupted, which in turn would have a negative impact on FrequentTraveller’s business.

Although FrequentTraveller has back up facilities for its computer systems, FrequentTraveller relies on one provider to host the Websites, NetNation Communications Inc. If NetNation Communications Inc. failed to provide service to its systems, FrequentTraveller would be unable to maintain website availability. Interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events. FrequentTraveller’s business depends on the efficient and uninterrupted operation of its computer and communications hardware systems. Any system interruptions that cause its website to be unavailable could materially adversely affect its business. Furthermore, FrequentTraveller will be depending on outside expertise to maintain and expand its website design and capabilities. There is no assurance that website consultants can be retained who will understand the needs of and have the solution for a desirable, user_friendly commercial website.

8.
FrequentTraveller may be subject to legal proceedings involving its intellectual property that could result in substantial costs and which could materially harm FrequentTraveller’s business operations.

From time to time, FrequentTraveller may be subject to legal proceedings and claims in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by FrequentTraveller. These types of claims could result in increased costs of doing business through legal expenses, adverse judgments or settlements or require FrequentTraveller to change its business practices in expensive ways. Additional litigation may be necessary in the future to enforce FrequentTraveller’s intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. Any litigation, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could materially harm FrequentTraveller’s business.

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Risks associated with FrequentTraveller’s industry:

9.	Any new laws or regulations relating to the Internet or to the travel business or any new interpretations of existing laws could have a negative impact on FrequentTraveller’s business.

Currently, other than business and operations licenses applicable to most commercial ventures, FrequentTraveller is not required to obtain any governmental approval for its business operations. However, there can be no assurance that current or new laws or regulations will not, in the future, impose additional fees and taxes on FrequentTraveller and its business operations. Additionally, in response to concerns regarding “spam” (unsolicited electronic messages), “pop-up” web pages and other Internet advertising, the federal government and a number of states have adopted or proposed laws and regulations that would limit the use of unsolicited Internet advertisements. While a number of factors may prevent the effectiveness of such laws and regulations, the cumulative effect may be to limit the attractiveness of effecting sales on the Internet, thus reducing the value of FrequentTraveller’s business operations. Also, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and on-line service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet. Any new laws or regulations relating to the Internet or any new interpretations of existing laws could have a negative impact on FrequentTraveller’s business and add additional costs to FrequentTraveller’s business operations.

10.	Security of online transactions via the Internet and any security breaches will have a negative impact on FrequentTraveller’s business.

The secure transmission of confidential information over public telecommunications facilities is a significant barrier to electronic commerce and communications on the Internet. Many factors may cause compromises or breaches of security systems used by FrequentTraveller and other Internet sites to protect proprietary information. A compromise of security on the Internet would materially negatively affect the use of the Internet for commerce and communications. This in turn would negatively affect FrequentTraveller’s business. Circumvention of FrequentTraveller’s security measures could result in misappropriation of its proprietary information or cause interruptions of FrequentTraveller’s operations. Protecting against the threat of such security breaches may require FrequentTraveller to expend significant amounts of capital and other resources. There can be no assurance that FrequentTraveller’s security measures will prevent security breaches.

11.	FrequentTraveller’s business will be adversely affected if the infrastructure of the Internet is unable to support demands placed on it by FrequentTraveller’s business.

The success of commercial use of the Internet depends in large part upon the development and maintenance of the Internet’s infrastructure, including the development of complementary products such as various broadband technologies. The number of users of the Internet and the amount of traffic on the Internet have grown significantly and are expected to continue to grow, placing greater demands on the Internet's infrastructure. This infrastructure may not be able to support the demands placed on it by this continued growth without its performance or reliability being decreased. Any outages or delays in services could lower the level of Internet usage. In addition, the infrastructure and complementary products and services necessary to make the Internet a viable commercial marketplace may not develop. If usage of the Internet is curtailed due to infrastructure constraints or lack of complementary products, FrequentTraveller expects an adverse impact on its business and revenues. Even if such infrastructure and complementary products and services do develop, there can be no guarantee that the Internet will become a viable commercial marketplace for products and services such as those offered by FrequentTraveller.

Risks associated with this offering:

12.	No public trading market for FrequentTraveller’s Common Capital Shares may develop and as a result you may not be able to resell your stock.

There is currently no public market for the Common Capital Shares of FrequentTraveller. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you want to resell your shares, you will have to locate a buyer and negotiate your own sale. There can be no assurance that a liquid public market on a stock exchange or quotation system will develop, or be sustained after the offering. The lack of a liquid public market will reduce your ability to divest an investment in FrequentTraveller.

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13.
If and when FrequentTraveller’s Common Capital Shares are listed for trading, any sale of a significant amount of FrequentTraveller’s Common Capital Shares into the public market may depress FrequentTraveller’s stock price.

Management and the principal shareholder, Communicate.com Inc., currently own an aggregate 10,817,600 Common Capital Shares, which represent 68% of the 15,878,690 issued and outstanding Common Capital Shares of FrequentTraveller. None of these shares have been registered for resale under this registration statement. Currently, there are 454,540 Common Capital Shares of FrequentTraveller that are freely tradeable and there are 12,482,140 Common Capital Shares that are subject to Rule 144. The remaining Common Capital Shares are restricted from trading. If FrequentTraveller’s Common Capital Shares are listed for trading, Graham Heal, David Jeffs, or Communicate.com Inc. may sell in the future, large amounts of Common Capital Shares into the public market over relatively short periods of time subject to Rule 144. Any sale of a substantial amount of FrequentTraveller’s Common Capital Shares in the public market may adversely affect the market price of FrequentTraveller’s Common Capital Shares. Such sales could create public perception of difficulties or problems with FrequentTraveller’s business and may depress FrequentTraveller’s stock price.

14.
Because FrequentTraveller’s officers, directors and principal shareholder will own more than 50% of the outstanding shares after this offering, they will be able to decide who will be directors and you may not be able to elect any directors, which may lead to the entrenchment of management.

Management and the principal shareholder, Communicate.com Inc., currently own an aggregate 10,817,600 Common Capital Shares, which represent 68% of the 15,878,690 issued and outstanding Common Capital Shares of FrequentTraveller. Holders of FrequentTraveller’s Common Capital Shares do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of FrequentTraveller’s directors. After the offering, assuming that all the shares offered are sold and that neither management nor Communicate.com Inc. acquire an interest in any of the offered shares, management and Communicate.com Inc. will own a total of 54% of the outstanding Common Capital Shares and will still have voting control of FrequentTraveller. As a result, if neither management nor Communicate.com Inc. sell any of their shares, and regardless of the number of shares you may acquire, management and Communicate.com Inc., as a group, will be able to elect all of FrequentTraveller’s directors and control FrequentTraveller’s business operations and entrench management.

15.	Subscribers to this offering will suffer immediate and substantial dilution.

Subscribers of the Common Capital Shares offered will suffer immediate and substantial dilution. As a result, you will pay a price per share that substantially exceeds the value of FrequentTraveller’s assets after subtracting its liabilities. If all Common Capital Shares of the offering are subscribed for, the subscribers will have contributed 85.5% of the total amount to fund FrequentTraveller since inception but will own only 20.1% of the Common Capital Shares issued and outstanding. See “Dilution” on page for more information.

16.	FrequentTraveller does not expect to pay cash dividends in the foreseeable future.

FrequentTraveller has never paid cash dividends on its Common Capital Shares and has no plans to do so in the foreseeable future. FrequentTraveller intends to retain earnings, if any, to develop and expand its business operations.

17.	“Penny Stock” rules may make buying or selling FrequentTraveller’s Common Capital Shares difficult, and severely limit the market and liquidity of the Common Capital Shares.

Trading in FrequentTraveller’s Common Capital Shares is subject to certain regulations adopted by the SEC commonly known as the “penny stock” rules. If and when FrequentTraveller’s Common Capital Shares are listed for trading, management expects that the Common Capital Shares will trigger and be subject to the “penny stock” rules. These rules govern how broker-dealers can deal with their clients and “penny stocks”. The additional burdens imposed upon broker-dealers by the “penny stock” rules may discourage broker-dealers from effecting transactions in FrequentTraveller’s securities, which could severely limit their market price and liquidity of FrequentTraveller’s securities. See “Penny Stock rules” on page for more details.

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USE OF PROCEEDS

The following table shows the intended use of the proceeds of this offering, depending upon the number of shares sold. The offering is being made on a self-underwritten basis for a maximum of 4,000,000 shares of common stock. The offering price per shares is $0.50. The table below sets forth the use of proceeds if 25%, 50%, 75% and 100% of the offering is sold

	Gross offering proceeds
Shares sold	1,000,000	2,000,000	3,000,000	4,000,000
Gross proceeds	$500,000	$1,000,000	$1,500,000	$2,000,000
Offering expenses	$38,600	$38,600	$38,600	$38,600
Net proceeds	$461,400	$961,400	$1,461,400	$1,961,400

The estimated offering expenses are comprised of: SEC filing fee - $600; transfer agent fee - $1,000; printing expenses - $500; EDGAR filing fees - $1,500; accounting fees - $10,000; and legal fees - $25,000.

The net proceeds will be used as follows:

Hire and retain COO	$100,000	$100,000	$100,000	$100,000
Develop and launch Websites	$100,000	$100,000	$100,000	$100,000
Develop contact centers	$100,000	$350,000	$600,000	$700,000
Develop and implement CPC lead acquisition program	$75,000	$200,000	$300,000	$300,000
Marketing	$16,400	$121,400	$146,400	$300,000
General and Administrative	$20,000	$30,000	$4,000	$50,000
Business Development	$10,000	$15,000	$25,000	$30,000
Travel	$15,000	$20,000	$25,000	$30,000
Professional Fees	$25,000	$25,000	$25,000	$25,000
Working capital	$Nil	$Nil	$Nil	$326,400

The cost of hiring and retaining a COO will include the COO’s salary for 12 months.

Costs for the development and launching of the Websites are comprised of website upgrades, server upgrades and unique online content. Also, these costs will include the costs incurred in developing and populating the Website, expanding inventory and products on the Website, and expanding the business operations.

Contact Center development costs consist of hiring and managing travel sales staff in company-owned facilities or via contracting out travel sales staff to third party specialty companies and providers.

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CPC lead acquisition program costs are the direct costs of procuring targeted “clicks” from third party lead providers, such as Yahoo. FrequentTraveller currently has not entered into any negotiations or agreement with Yahoo or any other provider of CPC leads. A cost per click lead acquisition program is a program whereby a party acquires leads or information on potential customers simply by targeting where those customers are “clicking” on the Internet. FrequentTraveller will actively seek and purchase “Click-Throughs” from internet users searching terms related to FrequentTraveller’s business, industry or Websites, such as “Malaysia Hotels”.

Marketing costs are comprised of:

- the cost of utilizing and implementing e-commerce tools, such as a search engine optimization program, which would assist FrequentTraveller in obtaining a high ranking on major search engines;
-  marketing online directly to databases of customers, or e-newsletter recipients, or email service users; and
-  advertising online and via traditional media such as travel magazines and internet magazines.

General and administrative costs will include all general operating costs such as rent, management fees, consulting fees and employee salaries, if any.

Business development costs will include participation fees in trade shows and conferences directed at expanding FrequentTraveller’s business partnerships and supply sources.

Travel costs will be comprised of transportation costs, lodging costs and meal allowances as required for the purpose of maintaining or expanding FrequentTraveller’s business partnerships and relationships.

Professional fees will consist of accounting, audit and legal services.

The projected expenditures shown above are only estimates or approximations and do not represent a firm commitment by FrequentTraveller. To the extent that the proposed expenditures are insufficient for the purposes indicated, supplemental amounts required may be drawn from other categories of estimated expenditures, if available. Conversely, any amounts not expended as proposed will be used for general working capital.

FrequentTraveller will amend the registration statement by post-effective amendment if there are any material changes to the use of proceeds as described above.

FrequentTraveller cannot be more specific about the application of the net proceeds for project development, because FrequentTraveller does not know how much funds will be needed to develop a project. If FrequentTraveller attempted to be too specific, every time an event occurred that would change its allocation, FrequentTraveller would have to amend this registration statement. Management believes that the process of amending the registration statement would take an inordinate amount of time and not be in your best interest in that FrequentTraveller would have to spend money for legal fees that could be spent on project development.

It is FrequentTraveller’s intention to use any unallocated proceeds as general working capital for any business opportunity that may arise, such as the acquisition of any bulk sales on flights, tours or accommodations.

If FrequentTraveller fails to sell sufficient Common Capital Shares to cover the expenses of this offering, FrequentTraveller’s directors have agreed to advance funds necessary to pay all offering expenses.

FrequentTraveller will not receive any proceeds from the sale of Common Capital Shares of FrequentTraveller’s common stock being offered by the selling security holders.

DETERMINATION OF OFFERING PRICE
There is no established market price for FrequentTraveller’s common stock. FrequentTraveller has arbitrarily determined the initial public offering price of the Common Capital Shares of common stock at $0.50 per share. FrequentTraveller’s board of directors considered several factors in such determination, including the following:

 ! prevailing market conditions, including the history and prospects for the industry in which FrequentTraveller competes;
 ! FrequentTraveller’s future prospects; and
 ! FrequentTraveller’s capital structure.

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Therefore, the public offering price of the Common Capital Shares of common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the future. Additionally, because FrequentTraveller has no significant operating history and has not generated any revenues to date, the price of its Common Capital Shares of common stock is not based on past earnings, nor is the price of the Common Capital Shares of common stock indicative of current market value for the assets owned by FrequentTraveller. No valuation or appraisal has been prepared for FrequentTraveller’s business and potential business expansion. You cannot be sure that a public market for any of FrequentTraveller’s securities will develop and continue or that the Common Capital Shares of common stock will ever trade at a price higher than the offering price in this offering.

FrequentTraveller is also registering for resale on behalf of selling security holders up to 4,306,550 Common Capital Shares of common stock. The Common Capital Shares of common stock offered for resale may be sold in a secondary offering by the selling security holders by means of this prospectus. The Common Capital Shares will be sold at a price of $0.50 per share. FrequentTraveller will not participate in the resale of the Common Capital Shares by selling security holders.

Holders

As at July 8, 2005, FrequentTraveller had 15,878,690 Common Capital Shares of common stock issued and outstanding and 57 beneficial shareholders.

Dividends

FrequentTraveller has never paid cash dividends on its capital stock. FrequentTraveller currently intends to retain any profits it earns to finance the growth and development of its business. FrequentTraveller does not anticipate paying any cash dividends in the foreseeable future.

On November 16, 2004, the Board of Directors declared a stock dividend of nine Common Capital Shares for every one Common Capital Shares issued. The stock dividend was paid out on November 19, 2004.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of FrequentTraveller’s arbitrary determination of the offering price of the Common Capital Shares being offered. Dilution of the value of the Common Capital Shares you purchase is also a result of the lower book value of the Common Capital Shares held by FrequentTraveller’s existing stockholders.

As of May 5, 2005, the net tangible book value of FrequentTraveller’s Common Capital Shares of common stock was $136,032 or $0.01 per share based upon 15,878,690 Common Capital Shares outstanding.

Upon completion of this offering, if 4,000,000 Common Capital Shares are sold, the net tangible book value of the Common Capital Shares to be outstanding, will be $2,097,432 or approximately $0.11 per share. The net tangible book value of the Common Capital Shares held by FrequentTraveller’s existing stockholders will be increased by $0.09 per share without any additional investment on their part. You will incur an immediate dilution from $0.50 per share to $0.11 per share.

Upon completion of this offering, if 3,000,000 Common Capital Shares are sold, the net tangible book value of the Common Capital Shares to be outstanding, will be $1,597,432 or approximately $0.08 per share. The net tangible book value of the Common Capital Shares held by FrequentTraveller’s existing stockholders will be increased by $0.07 per share without any additional investment on their part. You will incur an immediate dilution from $0.50 per share to $0.08 per share.

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Upon completion of this offering, if 2,000,000 Common Capital Shares are sold, the net tangible book value of the Common Capital Shares to be outstanding, will be $1,097,432 or approximately $0.06 per share. The net tangible book value of the Common Capital Shares held by FrequentTraveller’s existing stockholders will be increased by $0.05 per share without any additional investment on their part. You will incur an immediate dilution from $0.50 per share to $0.06 per share.

Upon completion of this offering, if 1,000,000 Common Capital Shares are sold, the net tangible book value of the Common Capital Shares to be outstanding, will be $597,432 or approximately $0.04 per share. The net tangible book value of the Common Capital Shares held by FrequentTraveller’s existing stockholders will be increased by $0.03 per share without any additional investment on their part. You will incur an immediate dilution from $0.50 per share to $0.04 per share.

After completion of this offering, if all of the 4,000,000 Common Capital Shares offered are sold, this will represent approximately 20.1% of the total number of Common Capital Shares then outstanding for which the subscribers will have made a cash investment of $2,000,000, or $0.50 per share. FrequentTraveller’s existing stockholders will own approximately 79.9% of the total number of shares then outstanding, for which they have made contributions of cash and services totaling $338,926 or approximately $0.02 per share.

After completion of this offering, if all of the 3,000,000 Common Capital Shares offered are sold, this will represent approximately 15.9% of the total number of Common Capital Shares then outstanding for which the subscribers will have made a cash investment of $1,500,000, or $0.50 per share. FrequentTraveller’s existing stockholders will own approximately 84.1% of the total number of shares then outstanding, for which they have made contributions of cash and services totaling $338,926 or approximately $0.02 per share.

After completion of this offering, if all of the 2,000,000 Common Capital Shares offered are sold, this will represent approximately 11.2% of the total number of Common Capital Shares then outstanding for which the subscribers will have made a cash investment of $1,000,000, or $0.50 per share. FrequentTraveller’s existing stockholders will own approximately 88.8% of the total number of shares then outstanding, for which they have made contributions of cash and services totaling $338,926 or approximately $0.02 per share.

After completion of this offering, if all of the 1,000,000 Common Capital Shares offered are sold, this will represent approximately 5.9% of the total number of Common Capital Shares then outstanding for which the subscribers will have made a cash investment of $500,000, or $0.50 per share. FrequentTraveller’s existing stockholders will own approximately 94.1% of the total number of shares then outstanding, for which they have made contributions of cash and services totaling $338,926 or approximately $0.02 per share.

The following table compares the differences of a subscriber’s investment in FrequentTraveller’s Common Capital Shares with the investment of its existing stockholders.

Existing stockholders if all 4,000,000 shares sold

Offering price per share	$0.50
Net tangible book value per share before offering	$0.01
Net tangible book value after offering	$0.11
Increase to present stockholders in net tangible book value per share after offering	$0.10
Capital contributions	$ 2,000,000
Number of shares before the offering held by existing stockholders	15,878,690
Number of shares outstanding after offering	19,878,690
Percentage of existing stockholders’ ownership after offering	79.9%

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Subscribers of shares in this offering if all 4,000,000 shares sold

Offering price per share	$0.50
Dilution per share	$0.39
Capital contributions	$ 2,000,000
Number of shares before the offering held by existing stockholders	15,878,690
Number of shares outstanding after the offering	19,878,690
Percentage of subscribers’ ownership after offering	20.1%

Subscribers of shares in this offering if only 3,000,000 shares sold

Offering price per share	$0.50
Dilution per share	$0.42
Capital contributions	$ 1,500,000
Number of shares before the offering held by existing stockholders	15,878,690
Number of shares outstanding after the offering	18,878,690
Percentage of subscribers’ ownership after offering	15.9%

Subscribers of shares in this offering if only 2,000,000 shares sold

Offering price per share	$0.50
Dilution per share	$0.44
Capital contributions	$ 1,000,000
Number of shares before the offering held by existing stockholders	15,878,690
Number of shares outstanding after the offering	17,878,690
Percentage of subscribers’ ownership after offering	11.2%

Subscribers of shares in this offering if only 1,000,000 shares sold

Offering price per share	$0.50
Dilution per share	$0.46
Capital contributions	$ 500,000
Number of shares before the offering held by existing stockholders	15,878,690
Number of shares outstanding after the offering	16,878,690
Percentage of subscribers’ ownership after offering	5.9%

The Common Capital Shares offered for sale by the selling security holders are already issued and outstanding and, therefore, do not contribute to dilution.

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PLAN OF DISTRIBUTION

FrequentTraveller is offering up 4,000,000 Common Capital Shares on a self-underwritten basis. The offering price is $0.50 per share. There is no minimum number of Common Capital Shares that must be sold on behalf of FrequentTraveller in order to accept funds and consummate investor purchases.

FrequentTraveller will sell the Common Capital Shares in this offering through Graham B. Heal, its president. Mr. Heal will not receive any commission from the sale of any shares. Mr. Heal will not register as broker/dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which persons associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are that:

1.	The person is not statutory disqualified, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation;

2.	The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.	The person is not at the time of their participation, an associated person of a broker/dealer; and

4.
The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Heal is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer. Mr. Heal is and will continue to be FrequentTraveller’s president and a director at the end of the offering and has not been during the last twelve months, and is currently not, a broker/dealers or associated with a broker/dealers. Mr. Heal has not during the last twelve months and will not in the next twelve months offer or sell securities for another issuer.

Only after FrequentTraveller’s registration statement is declared effective by the SEC, does FrequentTraveller intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. FrequentTraveller will not utilize the Internet to advertise its offering. Mr. Heal, on behalf of FrequentTraveller, will also distribute the prospectus to potential investors at the meetings and to business associates and friends and relatives who are interested in FrequentTraveller and a possible investment in the offering.

FrequentTraveller intends to sell its shares both inside and outside the United States of America in jurisdictions where the sale of such shares is not prohibited and in compliance with the applicable laws of those jurisdictions.

Section 15(g) of the Exchange Act

FrequentTraveller’s Common Capital Shares are covered by Section 15(g) of the Securities Exchange Act of 1934, and Rules 15g-1 through 15g-6 promulgated thereunder. These rules impose additional sales practice requirements on broker/dealers who sell FrequentTraveller’s securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15(g) and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to FrequentTraveller.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

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Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. The rules do not apply to FrequentTraveller in any manner whatsoever. The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of six months. FrequentTraveller may extend the offering period, unless the offering is completed or otherwise terminated by FrequentTraveller.

Procedures for subscribing

If you decide to subscribe for any shares in this offering, you must

1.	complete, sign and deliver a subscription agreement, and

2.	deliver a check or certified funds to “FrequentTraveller.com Inc.” for acceptance or rejection.

All checks for subscriptions must be made payable to “FrequentTraveller.com Inc.”.

Right to reject subscriptions

FrequentTraveller has the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by FrequentTraveller to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after FrequentTraveller receives them.

Stockholder's Offering
The following table sets forth the number of Common Capital Shares that may be offered for sale from time to time by the selling stockholders. The Common Capital Shares offered for sale constitute all of the shares known to FrequentTraveller to be beneficially owned by the selling stockholders. None of the selling stockholders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling stockholders had or have any material relationship with FrequentTraveller.

Selling Stockholder	Shares Owned before Offering	Shares to be Offered	Shares Owned after Offering
Ameen Mahdi Alhusseini	200,000	200,000	0
All Wise Holdings Limited (1)	568,180	568,180	0
Cecile Antcil	568,190	568,190	0
David Samuel George Armitage	2,000	2,000	0

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Selling Stockholder	Shares Owned before Offering	Shares to be Offered	Shares Owned after Offering
Jason Bailey	245,000	245,000	0
Bradley Birarda	300,000	300,000	0
Brazilian Incentive and Tourism (2)	200,000	200,000	0
James Brister	2,000	2,000	0
Shannon Brister	2,000	2,000	0
Dylan Cole	8,000	8,000	0
Scott Coughlin	20,000	20,000	0
Georgia Dahle	1,000	1,000	0
Les Davies	200,000	200,000	0
Jason Deeth	40,000	40,000	0
Donald Demens	5,000	5,000	0
Dmytro Dvinyaninov	5,000	5,000	0
Wayne C. Farmer	2,000	2,000	0
Stephen Faust	2,000	2,000	0
Shane Gibson	1,000	1,000	0
Ron Gosney	5,000	5,000	0
John M Gruetzner	5,000	5,000	0
Kevin M. N. Hamada	20,000	20,000	0
Jhoni Harrisandi	20,000	20,000	0
Douglas W. Heal	2,000	2,000	0
Paula Heal	2,000	2,000	0
Leslie A. S. Hebb	5,000	5,000	0
David Hemer	2,000	2,000	0
Mark Hilton	20,000	20,000	0
James C. Keating	105,000	105,000	0
Mary Bartlett Keating	5,000	5,000	0
Keiand Capital Corp.	10,000	10,000	0
Owen Christopher King	15,000	15,000	0
Miles Kirkwood	5,000	5,000	0
Amy Lam	1,000	1,000	0

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Selling Stockholder	Shares Owned before Offering	Shares to be Offered	Shares Owned after Offering
Andrea Maley	5,000	5,000	0
Brad McLean	2,000	2,000	0
James M. Molloy	80,000	80,000	0
Dave Nolette	5,000	5,000	0
Robin Oswald	5,000	5,000	0
Otter Crique Ventures Limitée (3)	105,000	105,000	0
Robert Palkowski	8,000	8,000	0
J. Cameron Pan	500,000	500,000	0
Clarence Kevin Peterson	568,180	568,180	0
Adam Rabiner	5,000	5,000	0
Kenneth Riddell	2,000	2,000	0
Jim Rybachuk	5,000	5,000	0
Teremok Inc.	5,000	5,000	0
Peter Theodoropoulos	5,000	5,000	0
Total Cash Flow, LLC (4)	200,000	200,000	0
Alan Uyeno	1,000	1,000	0
Amir Vahabzadeh	200,000	200,000	0
Tom Yerex	5,000	5,000	0
Penny Zehnder	2,000	2,000	0
Michael Zipursky	5,000	5,000	0
		4,306,550
(1) Eric Merlin is the beneficial owner of All Wise Holdings Limited.
(2) Richard Lengsfeld is the beneficial owner of Brazilian Incentive and Tourism.
(3) Verlee Webb is the beneficial owner of Otter Crique Ventures Limitée.
(4) Sam Adhoot is the beneficial owner of Total Cash Flow, LLC.

All Common Capital Shares are beneficially owned by the registered stockholders. The registered stockholders each have the sole voting and dispositive power over their shares. There are no voting trusts or pooling arrangements in existence and no group has been formed for the purpose of acquiring, voting or disposing of the security.

None of the selling stockholders are broker-dealers or affiliates of a broker-dealer. Each selling stockholder acquired their Common Capital Shares in a non-public offering that satisfied the provisions of one or both Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S. Each of these selling stockholders also agreed, as set out in their respective subscription agreements and as evidenced by the legend on their respective share certificates, that they would not, within one (1) year after the original issuance of those shares, resell or otherwise transfer those shares except pursuant to an effective registration statement, or outside the United States in an offshore transaction in compliance with Rule 904, or pursuant to any other exemption from registration pursuant to the Securities Act, if available.

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Plan of Distribution

The fixed offering price will be $0.50 per share. This offering price will remain fixed until and unless FrequentTraveller’s Common Capital Shares are quoted or listed on a specified market. Non-affiliate selling stockholders will make their resales at the fixed price until FrequentTraveller’s Common Capital Shares are quoted or listed on a specified market. Affiliate selling stockholders will make their resales at the fixed price for the duration of the offering. The Common Capital Shares will not be sold in an underwritten public offering. If the fixed price changes, FrequentTraveller will file a post-effective amendment reflecting the change.

The Common Capital Shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

• purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
• ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
• privately negotiated transactions.

FrequentTraveller will not receive any of the proceeds from the sale of the Common Capital Shares being offered by the selling stockholders.

Brokers and dealers engaged by selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling stockholder. Broker-dealers who acquire Common Capital Shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions.

The selling stockholders and any broker-dealers participating in the distributions of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling stockholders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

FrequentTraveller has filed the Registration Statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling stockholders. There can be no assurance that the selling stockholders will sell any or all of their offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of FrequentTraveller’s common stock offered by this prospectus may not simultaneously engage in market making activities with respect to FrequentTraveller’s Common Capital Shares during the applicable “cooling off” periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions that limit the timing of purchases and sales of FrequentTraveller’s Common Capital Shares by the selling security holders.

FrequentTraveller is subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distributed. FrequentTraveller has informed the selling stockholders that, during such time as they may be engaged in a distribution of any of the shares FrequentTraveller is registering by this Registration Statement, they are required to comply with Regulation M. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices.

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Selling stockholders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

LEGAL PROCEEDINGS

FrequentTraveller is not aware of any pending litigation or legal proceedings and none is contemplated or threatened.

MANAGEMENT

Any director of FrequentTraveller is elected by the stockholders to a term of one year and serves until his or her successor is elected and qualified. Any officer of FrequentTraveller is appointed by the board of directors to a term of one year and serves until his successor is duly appointed and qualified, or until he is removed from office. The board of directors has no nominating, auditing or compensation committees.

The names, addresses, ages and positions of FrequentTraveller’s sole officer and two members of the board of directors is set forth below:

Name and Address	Age	Positions
Graham B. Heal 2311 Cherry Street Bellingham, Washington 98225	44	President, principal executive officer, Treasurer, principal accounting officer, Corporate Secretary, and member of FrequentTraveller’s board of directors
David M. Jeffs 600 - 1100 Melville Street Vancouver, British Columbia V6E 4A6 Canada	35	Member of FrequentTraveller’s board of directors

Background of sole officer and director

Graham B. Heal ! Mr. Graham Heal (44) has been a director and the sole officer of FrequentTraveller since inception. From October 2000 to December 2001, Mr. Heal was president and director of Communicate.com Inc., an SEC reporting company. Mr. Heal has been involved in internet and e_commerce businesses since 1995. Mr. Heal is a graduate of the University of British Columbia majoring in Geography.

David M. Jeffs ! Mr. David Jeffs (35) has been a director of FrequentTraveller since October 29, 2003. Mr. Jeffs has also been the sole director and president of Communicate.com Inc., an SEC reporting company, since July 2002, and the sole director and president of Domain Holdings Inc., a wholly-owned subsidiary of Communicate.com Inc., since July 2002. Mr. Jeffs is an under graduate of University of British Columbia majoring in Economics.

Conflicts of interest

Management believes that Mr. Heal and Mr. Jeffs are subject to conflicts of interest. The conflicts of interest arise from Mr. Heal’s and Mr. Jeffs’s relationships with other corporations. Mr. Heal has also been a non-executive director of Wayfarer Resource Corporation, a private mineral exploration company since February 2005. Mr. Heal commits 60 hours per week to FrequentTraveller’ business. As a result, any conflict of interest Mr. Heal may have at this time with other time commitments is minimal. Since July 2002, Mr. Jeffs has been the president and sole director of Communicate.com Inc., which is a publicly traded company listed on the OTCBB. Currently, Mr. Jeffs commits 80% of his time during the week to Communicate.com Inc. and the remaining 20% to FrequentTraveller. However, as a result of Communicate.com Inc. being a majority owner of FrequentTraveller, some of the work committed to Communicate.com Inc. during the week is indirectly committed to FrequentTraveller’s business. In the future, Mr. Heal and Mr. Jeffs will continue to be involved in the business of other entities and such involvement could create conflicts of interest. Mr. Heal and Mr. Jeffs devote time to their other business activities on an as needed basis and will continue to devote time to their other business activities on an as needed basis. No policy has been implemented or will be implemented by FrequentTraveller to address conflicts of interest.

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EXECUTIVE COMPENSATION
Compensation was paid to FrequentTraveller’s sole executive officer and directors as follows:

Summary Compensation Table
		Annual Compensation			Long Term Compensation Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options / SAR’s (#)	LTIP Payouts ($)	All Other Compen- sation ($)
Graham B. Heal President, Secretary, Treasurer, and Director October 2002 to present	2004 2003 2002	46,500 30,000 7,500	nil nil nil	nil nil nil	nil nil nil	nil nil nil	nil nil nil	nil nil nil
David M. Jeffs Director October 2003 to present	2004 2003 2002	nil nil n/a	nil nil n/a	nil nil n/a	nil nil n/a	nil nil n/a	nil nil n/a	nil nil n/a

Currently, there are no arrangements between FrequentTraveller and any of its directors whereby such directors are compensated for any services provided as directors.

Indemnification

Pursuant to FrequentTraveller’s articles and bylaws, FrequentTraveller may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in FrequentTraveller’s best interest. In certain cases, FrequentTraveller may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, FrequentTraveller must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933 that may be permitted to directors or officers under Nevada law, FrequentTraveller is informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Transactions

No member of management, executive officer or security holder has had any direct or indirect interest in any transaction to which FrequentTraveller was a party to, except for the following:

Lease Agreement for Websites with Domain Holdings Inc.

On May 1, 2005, FrequentTraveller and Domain Holdings Inc. entered into a domain lease agreement. Domain Holdings Inc. is a majority-owned subsidiary of Communicate.com Inc. Pursuant to the terms and conditions of the domain lease agreement, Domain Holdings Inc. granted FrequentTraveller the right to use the domain names www.brazil.com, www.indonesia.com; www.malaysia.com, www.canadian.com, and www.greatbritain.com to sell travel products at these domain names. Travel products includes all

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travel related products, including, but not limited to, banners, text links, hotel bookings, flight bookings, tour bookings, and travel insurance, that FrequentTraveller chooses to advertise, market, and sell through these domain names or any other domain name that FrequentTraveller may use to sell a travel product. In consideration for the use of the domain names, FrequentTraveller must pay Domain Holdings Inc. a royalty based on net revenues. The royalty payment must be paid on the 30th day following the end of the month in which FrequentTraveller received net revenues. The amount of royalty to be paid will be 5% of net revenues on the first $20 million of annual net revenues and decreases by 1% for each subsequent $20 million worth of net revenues so that FrequentTraveller has to pay 1% of net revenues on any annual portion over and above $80 million. Beginning in 2006, the annual royalty payment will be a minimum of $150,000, regardless of the amount of net revenues generated. The term of the domain lease agreement expires on December 31, 2010 and can be renewed by FrequentTraveller for two additional five year terms. The domain lease agreement may be terminated by Domain Holdings Inc. if FrequentTraveller breaches any of its representations or warranties, or is in default, under the domain lease agreement. See Exhibit 10.1 - Domain Lease Agreement for more details.

Transactions with Promoters

Graham B. Heal is the sole promoter of FrequentTraveller. Mr. Heal is the only person who has taken an initiative in founding and organizing FrequentTraveller’s business. Mr. Heal has not received anything of value from FrequentTraveller, nor is Mr. Heal entitled to receive anything of value from FrequentTraveller, for services provided as a promoter.

PRINCIPAL STOCKHOLDERS
The following table sets forth, as of the date of this prospectus, the total number of Common Capital Shares owned beneficially by the directors, sole officer and key employees, individually and as a group, and the present owners of 5% or more of FrequentTraveller’s total outstanding shares. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Title of class	Name and address of beneficial owner	Number of shares beneficially owned (1)	Percent of class (2)
Common Capital Shares	Graham B. Heal 2311 Cherry Street Bellingham, Washington 98225	2,617,600	16.48%
Common Capital Shares	David M. Jeffs 600 - 1100 Melville Street Vancouver, British Columbia V6E 4A6 Canada	500,000	3.15%
Common Capital Shares	Communicate.com Inc. 600 - 1100 Melville Street Vancouver, British Columbia V6E 4A6 Canada	8,000,000	50.38%
Common Capital Shares	All officers and directors as a group (2 persons)	3,117,600	19.63%

(1)	The listed beneficial owner has no right to acquire any shares within 60 days of the date of this Form SB-2 from options, warrants, rights, conversion privileges or similar obligations.
(2)	Based on 15,878,690 Common Capital Shares issued and outstanding as of the date of this Form SB-2.

DESCRIPTION OF SECURTIES
Common Capital Shares

FrequentTraveller’s authorized capital stock consists of 200 million Common Capital Shares with a par value $0.001 per share.

The holders of FrequentTraveller’s Common Capital Shares:

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•	have equal ratable rights to dividends from funds legally available if and when declared by FrequentTraveller’s board of directors;
•
are entitled to share ratably in all of FrequentTraveller’s assets available for distribution to holders of Common Capital Shares upon liquidation, dissolution or winding up of FrequentTraveller’s affairs;

•	do not have preemptive, subscription or conversion rights;
•	do not have any provisions for purchase for cancellation, surrender or sinking or purchase funds or rights;
•	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All Common Capital Shares now outstanding are fully paid for and non-assessable.

No shareholder approval is required for the issuance of FrequentTraveller’s securities, including Common Capital Shares, stock options and share purchase warrants.

As provided by Section 4 of Article 9 of the Bylaws of FrequentTraveller, all transfers of shares require the written approval of the board of directors before being made effective until FrequentTraveller is reporting with the United States Securities Exchange & Commission and its Common Capital Shares are listed for trading. As a result, the directors currently have the ability to delay, defer, or prevent a change of control.

FrequentTraveller’s Certificate of Incorporation and By-laws and the applicable statutes of the State of Nevada provide a more complete description of the rights and liabilities of holders of FrequentTraveller’s Common Capital Shares. Provisions as to the modifications, amendments or variation of such rights or provisions are contained in the Nevada Revised Statutes and FrequentTraveller’s By-laws.

Non-cumulative voting

Holders of shares of FrequentTraveller’s Common Capital Shares do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of FrequentTraveller’s directors.

Cash dividends

As of the date of this prospectus, FrequentTraveller has not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of FrequentTraveller’s board of directors and will depend upon FrequentTraveller’s earnings, if any, its capital requirements and financial position, its general economic conditions, and other pertinent conditions. It is FrequentTraveller’s present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in its business operations.

DESCRIPTION OF BUSINESS
General

FrequentTraveller.com Inc. (“FrequentTraveller”) was incorporated under the laws of the State of Nevada on October 29, 2002. FrequentTraveller is an e-Travel company focused on capturing and servicing inquiries from all over the globe, via the internet, for travel to a specific portfolio of destinations. With its portfolio of e-Travel websites (collectively, the “Websites”), including: www.malaysia.com, www.indonesia.com, www.vietnam.com, www.brazil.com, www.greatbritain.com, and www.canadian.com. Frequenttraveller markets a wide range of travel products and attracts inquiries from both customers and other businesses from a worldwide audience.

FrequentTraveller currently has www.malaysia.com, www.indonesia.com and www.vietnam.com in full operation as e-Travel sites. FrequentTraveller plans to launch and operate www.brazil.com, www.greatbritain.com and www.canadian.com as fully operational travel booking sites in the next 6-12 months. See “Plan of Operation” on page for more information.

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FrequentTraveller maintains its statutory registered agent’s office at 50 West Liberty Street, Suite 880, Reno, Nevada, 89501 and its business office is located at 11 Bellwether Way, Suite 305, Bellingham, Washington, 98225. FrequentTraveller’s business office telephone number is (360) 647-4375.

Products and Services

FrequentTraveller holds a five year license to operate the Websites as e-Travel properties from Domain Holdings Inc., a majority-owned subsidiary of Communicate.com Inc., which is the principal shareholder of FrequentTraveller and an SEC reporting company currently listed on the OTCBB.

Pursuant to the terms and conditions of the domain lease agreement, Domain Holdings Inc. granted FrequentTraveller the right to use the domain names www.brazil.com, www.indonesia.com; www.malaysia.com, www.canadian.com, and www.greatbritain.com to sell travel products at these domain names. Travel products includes all travel related products, including, but not limited to, banners, text links, hotel bookings, flight bookings, tour bookings, and travel insurance, that FrequentTraveller chooses to advertise, market, and sell through these domain names or any other domain name that FrequentTraveller may use to sell a travel product. See Exhibit 10.1 - Domain License Agreement for more details.

The travel products and services to be offered, marketed and sold at FrequentTraveller’s e-Travel sites are described as, but are not limited to: tours (set and custom-designed), hotels, airfares, air & land packages (“land” means tours, hotels, resorts etc.), excursions, car/coach transfers, rail, hired car & driver services, rental cars, travel insurance, meeting, incentive and event planning, and associated travel services.

Distribution of Products and Services

FrequentTraveller utilizes the Internet and Worldwide Web almost exclusively to distribute its products and services, with very modest inquiry numbers originating from print magazine advertising.

Market

FrequentTraveller’s market for its e-Travel business is everyone that travels and wants to travel to any destination that is the focus of the Websites. Also, FrequentTraveller will target other businesses that operate in both the travel and tourism businesses in the destination areas that are the focus of the Websites. FrequentTraveller’s market is somewhat of a global market with incoming inquiries originating from anywhere the Internet reaches. For example, FrequentTraveller has received inquiries from as far away as Antarctica, Mongolia, and Iceland.

Principal Suppliers

FrequentTraveller has a core supplier in each of its currently operating destinations – Malaysia, Indonesia, Brazil, Great Britain, and Canada.
! Malaysia.com: Peterson Travel Services (www.peterson_travel.com)
! Indonesia.com: Jan's Tours, Bali Destination Network
! Brazil.com: Brazilian Incentive & Tourism (www.BITourism.com)
! GreatBritain.com: JAC Travel, Hoseasons
! Canadian.com: Horizon & Co, JAC Travel Canada

However, FrequentTraveller does not depend on any single supplier, in any destination. The ability to change to another supplier in the wholesale travel market is swift with a wide range of wholesale ground_operators, also known as consolidators or destination management companies, available for each destination. If FrequentTraveller was forced to change core suppliers, qualified alternate suppliers are available.

Competition

FrequentTraveller’s products and services compete with other online travel companies. FrequentTraveller’s principal competitors are Expedia.com, Travelocity.com, Orbitz.com, TravelZoo.com, and CheapTickets.com. FrequentTraveller also competes with smaller “niche” operators, who compete directly with the Websites, such as:

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! www.Indo.com (Indonesia
! www.Reliance.com.my (Malaysia)
! www.Travel-Here.com (Southeast Asia)
! www.asiatravel.com (Southeast Asia)
! www.BrazilNuts.com (Brazil)
! www.London.com (United Kingdom)

In addition, many of FrequentTraveller’s current competitors have greater brand recognition, longer operating histories, larger customer bases and significantly greater financial, marketing and other resources than FrequentTraveller, and may enter into strategic or commercial relationships with larger, more established and well-financed companies. New technologies and the continued enhancement of existing technologies also may increase competitive pressures on FrequentTraveller. FrequentTraveller cannot assure you that it will be able to compete successfully against current and future competitors or address increased competitive pressures.

FrequentTraveller, through its ability to utilize the Websites, has a clear competitive advantage over other e-Travel companies in the destinations where it actively markets and sells travel services. The advantage hinges on the natural, “intuitive”, pre-loaded traffic and leads that are built-in to each of the Websites. This foundation of “e-Brands” provides FrequentTraveller with a healthy, initial volume of leads and inquiries that it acquires without any additional advertising and promotional expenditures. The result: FrequentTraveller realizes an initial base load of travel booking transactions without any marketing and advertising cost whatsoever. For almost all other e-Travel and e-Commerce ventures, start-up advertising, promotion and client acquisition costs are the single highest cost item in the initial stages of business.

Regulations

FrequentTraveller is licensed, to operate as a “Seller of Travel” in Washington State and holds a “Registered Seller of Travel” classification attached to its Master Business License #602 268 168. FrequentTraveller is able to offer, book and sell travel services to clients anywhere in the world without restriction. FrequentTraveller’s licensing fees and filings under the regulations are up to date and current. The only condition attached to the license is that FrequentTraveller must maintain a trust bank account, but with no specific level or sum of funds is mandated to be kept on account.

Currently, other than business and operations licenses applicable to most commercial ventures, FrequentTraveller is not required to comply with any extraordinary regulations for its business operations. However, there can be no assurance that current or new laws or regulations will not, in the future, impose additional fees and taxes on FrequentTraveller and its business operations. Any new laws or regulations relating to the Internet or any new interpretations of existing laws could have a negative impact on FrequentTraveller’s business and add additional costs to FrequentTraveller’s business operations.

Websites are not currently subject to direct federal laws or regulations applicable to access, content or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as:

! user privacy
! freedom of expression
! pricing
! content and quality of products and services
! taxation
! advertising
! intellectual property rights
! information security

The adoption of any such laws or regulations might decrease the rate of growth of Internet use, which in turn could decrease the demand for FrequentTraveller’s products and services, increase the cost of doing business, or in some other manner have a negative impact on FrequentTraveller’s business, financial condition and operating results. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

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Additionally, in response to concerns regarding “spam” (unsolicited electronic messages), “pop-up” web pages and other Internet advertising, the federal government and a number of states have adopted or proposed laws and regulations that would limit the use of unsolicited Internet advertisements. While a number of factors may prevent the effectiveness of such laws and regulations, the cumulative effect may be to limit the attractiveness of effecting sales on the Internet, thus reducing the value of FrequentTraveller’s business operations.

Also, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and on-line service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet.

Employees and Employment Agreements

Currently, FrequentTraveller has three full time employees and no part time employees and FrequentTraveller does not intend to hire third party independent contractors to provide services to FrequentTraveller.

At present, FrequentTraveller’s sole officer and directors do not have any employment agreement with FrequentTraveller. FrequentTraveller presently does not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, FrequentTraveller may adopt plans in the future. There are presently no personal benefits available to any employees.

MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
This section of the prospectus includes a number of forward-looking statements that reflect FrequentTraveller’s current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project, and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or FrequentTraveller’s predictions.

Overview

FrequentTraveller is a start-up stage company and no longer considered development stage, and has generated revenues of $247,078 and $7,096 in the fiscal years 2004 and 2003 respectively.

FrequentTraveller had cash of $21,454 at December 31, 2004. FrequentTraveller’s net loss for the years ended December 31, 2004 and December 31, 2003 were $125,938 and $101,134 respectively, which included (a) general administrative expenses of $95,826 (2003: 46,360); (b) management fees and salaries of $68,196 (2003: $59,000); and (c) professional fees of $3,533 (2003: $1,118).

FrequentTraveller has no long-term commitments or contingencies, with the exception of the lease agreement with Domain Holdings Inc. for the Websites. See “Related Transactions” on page and Exhibit 10.1 - Domain Lease Agreement for more details.

FrequentTraveller’s financial statements contained in this prospectus have been prepared on a going concern basis, which implies FrequentTraveller will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of FrequentTraveller as a going concern and the ability of FrequentTraveller to emerge from the development stage is dependent upon the continued financial support from its shareholder, the ability of FrequentTraveller to obtain necessary equity financing to continue operations and to generate sustainable significant revenue.

FrequentTraveller’s financial statements included in this prospectus have been prepared without any adjustments that would be necessary if FrequentTraveller becomes unable to continue as a going concern and would therefore be required to realize upon its assets and discharge its liabilities in other than the normal course of its business operations. These factors raise substantial doubt regarding FrequentTraveller’s ability to continue as a going concern.

To meet its need for cash, FrequentTraveller will rely on advances from Communicate.com Inc. and equity financings, including this offering and any other private placements, if required. FrequentTraveller will also rely on any revenues generated from its business operations. These proceeds will be applied to (1) payment of expenses of this offering, (2) development of the Websites and implementation of FrequentTraveller’s plan of operation, (3) development and delivery of its products and services, (4) operation of its business, and (5) working capital. FrequentTraveller cannot guaranty that these proceeds will be enough for it to stay in business and management does not know how long FrequentTraveller can satisfy its cash requirements. If FrequentTraveller requires additional proceeds, FrequentTraveller will have to find alternative sources, like a public offering, a private placement of securities, or loans from its sole officer or others. At the present time, FrequentTraveller has not made any arrangements to raise additional cash. If FrequentTraveller needs additional cash and cannot raise it, FrequentTraveller will either have to suspend operations until it does raise the cash, or cease operations entirely.

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During the next 12 months, FrequentTraveller has no current plan to (1) buy any specific additional plant or equipment, (2) conduct any significant research or development activities, or (3) to hire any employees, other than what will be required as part of FrequentTraveller’s plan of operation. See “Plan of Operation” below for more information. Other than as described in this section, FrequentTraveller has no other financing plans.

FrequentTraveller anticipates that it will require approximately $1,403,000 for additional organization costs for the next 12 months. FrequentTraveller will require approximately (a) $1,350,000 for FrequentTraveller’s plan of operations, as described below in the “Plan of Operations” section of this prospectus, (b) $5,000 for its transfer agent’s annual fee, (c) $15,000 for accounting fees, (d) $2,500 for additional filing fees, (e) $500 for printing costs, and (f) $30,000 for additional legal fees. These estimates are based on the average of quotes for services FrequentTraveller has obtained and on average costs of other entities that have filed a registration statement.

If FrequentTraveller is unable to complete any phase of its plan of operation because it does not have enough money, FrequentTraveller will suspend business operations until FrequentTraveller raises additional working capital. If FrequentTraveller cannot raise the additional working capital, FrequentTraveller will cease business operations. If FrequentTraveller ceases business operations, FrequentTraveller does not know what it will do and does not have any plans to do anything else.

Limited operating history; need for additional capital

There is no historical financial information about FrequentTraveller upon which to base an evaluation of its performance as an e-commerce company. FrequentTraveller is an e-commerce company but has not generated any significant revenues from its e-commerce business. FrequentTraveller cannot guarantee it will be successful in the e-commerce industry. FrequentTraveller’s business is subject to risks inherent in the establishment of a new business enterprise, including limited working capital, possible delays in the development of its products and services, and possible cost overruns due to price and cost increases in products and services.

FrequentTraveller has adopted a phased plan of operation for the development of the Websites and its operations. See “Plan of Operation” below for more detail. This allows FrequentTraveller to allocate the expenditures of its resources in a very timely and measured manner. FrequentTraveller will not continue with expenditures in any phase of the development if Graham B. Heal thinks FrequentTraveller will be unable to complete the designated task. FrequentTraveller may require further equity financing to provide for some of the working capital required to implement future development of the Website and operations beyond the final phase of the plan of operation or for services and products that are currently not anticipated to be developed.

FrequentTraveller is seeking equity financing to provide for the capital required to implement the phases of its plan of operation. FrequentTraveller has no assurance that future financing will be available to it on acceptable terms. If financing is not available on satisfactory terms, FrequentTraveller may be unable to continue, develop or expand its e-commerce operations. Equity financing could result in additional dilution to existing shareholders.

Critical Accounting Policies

FrequentTraveller’s discussion and analysis of its financial condition and results of operations, including the discussion on liquidity and capital resources, are based upon its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgements that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Actual results could differ from those estimates. On an on going basis, management re-evaluates its estimates and judgments, including but not limited to, those related to revenue recognition and collectibility of accounts receivable. Critical accounting policies identified are as follows:

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Revenue Recognition

Revenues from the sales of travel products, including tours, airfares and hotel reservations, are non-refundable upon receipt of payment and are accordingly recognized as received. All costs relating to travel related sales are accrued at that time.

Foreign Currency Transaction / Balances

FrequentTraveller’s functional currency is the United States dollar. The financial statements of FrequentTraveller are translated to United States dollars in accordance with SFAS No. 52 “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. FrequentTraveller has not entered into derivative instruments to offset the impact of foreign currency fluctuations.

Website Development Costs

FrequentTraveller recognizes the costs associated with developing a website in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. Relating to website development costs FrequentTraveller follows the guidance pursuant to the Emerging Issues Task Force (EITF) No. 00-2, “Accounting for Website Development Costs”.

Going Concern Issue

The going concern basis of presentation assumes FrequentTraveller will continue in operation throughout the next fiscal year and into the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Certain conditions, discussed below, currently exist that raise substantial doubt upon the validity of this assumption. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

FrequentTraveller’s future business activities are dependent upon its ability to obtain third party financing in the form of debt and equity and ultimately to generate future profitable e-commerce activity or revenue from its product and services. As of December 31, 2004, FrequentTraveller has only generated $254,174 in revenues, and has experienced negative cash flow from its e-commerce activities. FrequentTraveller may look to secure additional funds through future debt or equity financings. Such financings may not be available or may not be available on reasonable terms.

Results of operations

FrequentTraveller’s business operations have been financed primarily from the proceeds of private placements and advances from Communicate.com Inc. While FrequentTraveller is currently generating some revenue, FrequentTraveller does not anticipate earning significant revenues until it completes its plan of operation. There is no assurance that FrequentTraveller will be able to complete its plan of operation.

FrequentTraveller has generated revenues of $247,078 and $7,096 from operations for the years ended December 31, 2004 and December 31, 2003 respectively. However, management anticipates that significant revenues will not be achieved until the first quarter of the 2006 fiscal year, when operations of FrequentTraveller’s other websites are fully operational. There is no guarantee that FrequentTraveller will generate revenues from the Websites, or that if FrequentTraveller does complete its marketing phase in its plan of operation, that FrequentTraveller will be able to secure the financing necessary to proceed with the other phases of its plan of operations.

For the fiscal year ended December 31, 2004, FrequentTraveller realized $247,078 in sales and commissions. The concurrent cost of sales was $205,561, resulting in gross profit from operations of $41,617. During the same period, FrequentTraveller incurred (a) general administrative expenses of $95,826; (b) consulting fees of $68,196; and (c) legal fees of $3,533. Therefore, for the fiscal period ending December 31, 2004 FrequentTraveller had total net loss of $125,938.

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For the fiscal year ended December 31, 2003, FrequentTraveller generated $7,096 in sales and commissions with $1,752 in cost which resulted in gross profit of $5,344. During the same period, FrequentTraveller incurred (a) general and administrative expenses of $46,360; (b) management fees and salaries of $59,000; and (c) legal fees of $1,118. Therefore, for the fiscal period ending December 31, 2003 FrequentTraveller had total net loss of $101,134.

FrequentTraveller has not attained profitable operations and is dependent upon obtaining financing to continue and to expand its existing business operations and to complete its plan of operation. For these reasons, FrequentTraveller’s auditors stated in their report that they have substantial doubt that FrequentTraveller will be able to continue as a going concern.

As of December 31, 2004, FrequentTraveller had assets recorded on its consolidated financial statements at $25,239 consisting of cash of $21,454, accounts receivable of $485, and an intangible asset relating to the Website domain name and Website development costs of $3,300. FrequentTraveller’s liabilities on December 31, 2004 totaled $60,485, consisting of $17,476 in accounts payable and accrued liabilities, and $43,009 due to related parties. There are no material defaults or past due amounts for the accounts payable or accrued liabilities.

Current capital resources and liquidity

FrequentTraveller’s capital resources have been limited. FrequentTraveller currently does not generate significant revenue from its business operations to be profitable, and to date has relied only on the sale of equity for working capital for its business operations.

FrequentTraveller had cash of $454 and a working capital deficit of $38,546 at December 31, 2004. During the year ended December 31, 2004, FrequentTraveller used $116,470 in cash for operating activities, primarily for an operating loss of $125,938, an increase in accounts receivable of $121, and an increase in accounts payable and accrued liabilities of $9,589. Cash used in operations of $116,470 was financed by a sale of common stock of $79,246 and advances from Communicate.com Inc. of $38,465. As of December 31, 2004, FrequentTraveller has accumulated a deficit of $227,072.

FrequentTraveller has no long-term commitments or contingencies, with the exception of the lease agreement with Domain Holdings Inc. for the Websites. In consideration for the use of the domain names, FrequentTraveller must pay Domain Holdings Inc. a royalty based on net revenues. The amount of royalty to be paid will be 5% of net revenues on the first $20 million of annual net revenues and decreases by 1% for each subsequent $20 million worth of net revenues so that FrequentTraveller has to pay 1% of net revenues on any annual portion over and above $80 million. Beginning in 2006, the annual royalty payment will be a minimum of $150,000, regardless of the amount of net revenues generated. The term of the domain lease agreement expires on December 31, 2010 and can be renewed by FrequentTraveller for two additional five year terms. See “Related Transactions” on page and Exhibit 10.1 - Domain Lease Agreement for more details.

While FrequentTraveller has raised capital to meet its working capital and financing needs in the past, additional financing is required in order to fully complete its plan of operation and launch its business operations. FrequentTraveller is seeking financing in the form of equity in order to provide the necessary working capital. FrequentTraveller currently has no commitments for financing. There are no assurances FrequentTraveller will be successful in raising the funds required. There can be no assurances that FrequentTraveller can obtain future additional financing on terms reasonably acceptable to it or at all. The lack of capital may force FrequentTraveller to curtail or suspend its business operations.

Graham B. Heal believes that FrequentTraveller’s existing capital resources will be sufficient to fund its current level of operating activities, capital expenditures and other obligations through the next six months, but does not include the required working capital for its plan of operation. However, if during that period or thereafter, FrequentTraveller is not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to the FrequentTraveller, this could have a material adverse effect on FrequentTraveller’s business, results of operations, liquidity and financial condition.

FrequentTraveller does not currently have any commitments for material capital expenditures over the near or long term.

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FrequentTraveller expects to incur between $10,000 to 15,000 per month in operating losses in the next 12 to 18 months, largely due to expenses associated with the development and operation of the Website but also due to operating costs during that same time period.

Upon completion of this offering FrequentTraveller will implement its plan of operation as described below.

Plan of Operation
FrequentTraveller has not had any significant revenues generated from its business operations since inception.

FrequentTraveller expects that the revenues generated from its website for the next 12 months will not be enough for its required working capital required for FrequentTraveller’s plan of operation. Until FrequentTraveller is able to generate any consistent and significant revenue it will be required to raise additional funds by way of equity.

At any phase, if FrequentTraveller finds that it does not have adequate funds to complete a phase, it may have to suspend its operations and attempt to raise more money so it can proceed with its business operations. If FrequentTraveller cannot raise the capital to proceed it may have to suspend operations until it has sufficient capital. However, FrequentTraveller expects to raise the required funds for the next 12 months with this offering and with revenues generated from its business operations.

To become profitable and competitive, FrequentTraveller needs to establish its Website as a comprehensive on-line shopping mall. To achieve this goal, Graham B. Heal has prepared a plan of operation for the next 12 months. Each of the phases of the plan of operations listed below will be implemented as resources are available.

Phase 1 - Hire and Retain Senior Travel Industry COO (2 months)

In Phase 1, FrequentTraveller plans to hire a senior travel industry COO. FrequentTraveller has budgeted $100,000 for this phase and expects it to take two months to search for, interview all qualified applicants, and hire a COO. This budget includes the cost of the COO’s annual salary.

Phase 2 - Develop and launch Websites (6 to 12 months)

FrequentTraveller plans to launch and operate www.brazil.com, www.greatbritain.com, and www.canadian.com as fully operational travel booking sites in the next 12 months. FrequentTraveller has budgeted $100,000 for this phase and expects it to take 12 months to complete.

Phase 3- Build out contact center staffing and systems (12 months)

FrequentTraveller’s expansion goals in this phase are to add qualified sales agent staff in a central contact center in North America, with branch contact/sales offices in South America and SouthEast Asia. These sales agents will be required to deliver effective customer service and sales support to handle a growing number of inquiries from clients from around the globe. Effective personal handling of each inquiry will be critical to ensure close rates are maximized. These offices will also allow FrequentTraveller to effectively manage it’s supplier relationships with air carriers, hotel chains and its network wholesalers.

FrequentTraveller has budgeted $700,000 for this phase and expects it to take 12 months to complete.

Phase 4- Develop and Implement CPC Lead Acquisition Program (12 months)

In Phase 4, FrequentTraveller plans to develop and implement a CPC lead acquisition program and other E_commerce programs, client relationship management programs, and marketing programs.

FrequentTraveller’s goals in this phase are to further increase the volume of inquires and leads over and above those produced naturally and intuitively by FrequentTraveller’s Websites.

FrequentTraveller has budgeted $300,000 for this phase and expects it to take 12 months to complete.

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During any phase of the plan of operation, if FrequentTraveller does not have adequate working capital to complete a phase of its proposed plan of operation, FrequentTraveller may have to suspend its business operations and attempt to raise more working capital so that FrequentTraveller can proceed. If FrequentTraveller cannot raise the necessary working capital to proceed FrequentTraveller may have to cease business operations until there is sufficient working capital.

FrequentTraveller anticipates continuing to rely on private loans, equity sales of common shares, or debt financing in order to fund its proposed plan of operation. The issuance of additional shares will result in dilution to existing shareholders of FrequentTraveller.

FrequentTraveller is not currently conducting any research and development activities other than the development of the Website. It does not anticipate conducting such activities in the near future. As FrequentTraveller expands its customer base and product lines, it will need to hire additional employees or independent contractors as well as purchase or lease additional equipment.

Reports

After FrequentTraveller completes this offering, FrequentTraveller will not be required to furnish you with an annual report. Further, FrequentTraveller will not voluntarily send you an annual report. FrequentTraveller will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports FrequentTraveller will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials FrequentTraveller files with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports FrequentTraveller files electronically. The address for the Internet site is www.sec.gov.

DESCRIPTION OF PROPERTY

FrequentTraveller’s primary asset consists of the five year lease it has in the Websites as provided for in the Domain Lease Agreement with Domain Holdings Inc. See Exhibit 10.1 - Domain Lease Agreement for more information.

FrequentTraveller is the registered owner of the following websites: www.frequenttraveller.com, www.frequenttraveler.com, www.frequenttravelers.com, and www.frequentravellers.com.

FrequentTraveller operates from its principal office at 11 Bellwether Way, Suite 305, Bellingham, Washington, 98225. FrequentTraveller leases its office space under a month_to_month lease at a rental rate of $200 a month. Management believes this office space is sufficient at this time. FrequentTraveller also maintains an office at the residential address of Graham Heal at no cost to FrequentTraveller. FrequentTraveller also maintains an office at 600 - 1100 Melville Street, Vancouver, British Columbia, Canada, which Mr. Heal uses when in Vancouver on business. FrequentTraveller pays CDN$2,000 per month for this office in the year ended December 31, 2004.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market Information

FrequentTraveller’s Common Capital Shares are not listed for trading on any exchange or quotation service.

FrequentTraveller has 57 registered holders of Common Capital Shares.

Future sales by existing stockholders

A total of 15,878,690 Common Capital Shares were issued to the existing stockholders. None of these shares have been registered for resale under this registration statement. Currently, there are 454,540 Common Capital Shares of FrequentTraveller that are freely tradeable and there are 12,482,140 Common Capital Shares that are subject to Rule 144. The remaining Common Capital Shares are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

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Shares purchased from the stockholders listed in this offering will be immediately resalable, and sales of all of FrequentTraveller’s other shares, after applicable restrictions expire, could have a depressive effect on the market price of FrequentTraveller’s Common Capital Shares if and when the shares are listed for trading on an exchange or quotations service.

Penny Stock rules

Trading in FrequentTraveller’s securities is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends FrequentTraveller’s securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in FrequentTraveller’s securities, which could severely limit their market price and liquidity of FrequentTraveller’s securities.

EXPERTS

FrequentTraveller’s financial statements for the period December 31, 2004 and 2003 included in this prospectus have been audited by Dale Matheson Carr-Hilton LaBonte Chartered Accountants, 1140 West Pender Street, Vancouver, British Columbia, V6E 4G1,Canada, telephone (604) 687-4747 as set forth in their report included in this prospectus.

Conrad C. Lysiak, Attorney at Law of Spokane Washington has provided the legal opinion regarding the legality of the shares being registered.

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FINANCIAL STATEMENTS

FrequentTraveller’s fiscal year end is December 31. FrequentTraveller will provide audited financial statements to its stockholders on an annual basis; an Independent Registered Public Accounting Firm will audit the statements.

FrequentTraveller’s audited financial statements as of March 31, 2005 (unaudited) and December 31, 2004 and 2003 (audited) immediately follow:

FREQUENTTRAVELLER.COM INC.

FINANCIAL STATEMENTS

MARCH 31, 2005 (UNAUDITED), DECEMBER 31, 2004 AND 2003 (AUDITED)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BALANCE SHEETS

STATEMENT OF OPERATIONS

STATEMENT OF STOCKHOLDERS’ EQUITY

STATEMENT OF CASH FLOWS

NOTES TO FINANCIAL STATEMENTS

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REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Stockholders of FrequentTraveller.com Inc.

We have audited the balance sheets of FrequentTraveller.com Inc. as at December 31, 2004 and 2003 and the statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and its cash flows and the changes in stockholders’ equity for the years then ended in accordance with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company at December 31, 2004 has a working capital deficiency of $38,546, reported losses since inception to December 31, 2004 from operations of $227,072 and requires additional funding to meet its obligations and to fund its operations. Management’s plans in this regard are also mentioned in Note 1. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DALE MATHESON CARR-HILTON LABONTE

Vancouver, B.C.                             DALE MATHESON CARR-HILTON LABONTE
July 5, 2005                               CHARTERED ACCOUNTANTS

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FREQUENTTRAVELLER.COM INC.

BALANCE SHEETS

	March 31, 2005 (Unaudited)	December 31, 2004 (Audited)	December 31, 2003 (Audited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$114,313	$21,454	$20,213
Accounts receivable	-	485	364

	114,313	21,939	20,577

INTANGIBLE ASSETS (Note 3)	3,300	3,300	3,300

	$117,613	$25,239	$23,877

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$72,302	$17,476	$7,887
Due to related party (Note 4)	53,079	43,009	4,544

	125,381	60,485	12,431

STOCKHOLDERS’ EQUITY (DEFICIENCY)

Capital stock (Note 5)
Authorized
200,000,000 common shares, $0.001 par value
Issued and outstanding
12,936,690 (2004 - 12,936,690; 2003 - 609,091) common shares	12,937	12,937	609
Additional paid in capital	178,889	178,889	104,491
Obligation to issue shares	50,200	-	7,480
Accumulated deficit	(249,794)	(227,072)	(101,134)

	(7,768)	(35,246)	11,446

	$117,613	$25,239	$23,877

Nature of operations and basis of presentation - Note 1

The accompanying notes are an integral part of these financial statements.

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FREQUENTTRAVELLER.COM INC.

STATEMENTS OF OPERATIONS

	For the 3 months ended March 31, 2005 (Unaudited)	For the year ended December 31, 2004 (Audited)	For the year ended December 31, 2003 (Audited)

REVENUES
Travel sales	$111,228	$214,323	$7,096
Commissions	5,712	32,755

Total revenues	116,940	247,078	7,096
COST OF REVENUES
Travel costs	106,494	205,461	1,752

Total cost of revenues	106,494	205,461	1,752

GROSS PROFIT	10,446	41,617	5,344

EXPENSES
General and administrative	19,406	95,826	46,360
Management fees and salaries	13,646	68,196	59,000
Professional fees	116	3,533	1,118
	33,168	167,555	106,478

NET LOSS FOR THE PERIOD	$(22,722)	$(125,938)	$(101,134)

LOSS PER SHARE
Basic	$(0.00)	$(0.08)	$(0.79)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic and fully diluted	12,936,690	1,602,766	128,412

The accompanying notes are an integral part of these financial statements.

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FREQUENTTRAVELLER.COM INC.

STATEMENT OF STOCKHOLDERS’ EQUITY

	Number of shares	Amount	Additional Paid-In Capital		Obligation to issue shares		Accumulated Deficit		Total Stockholder Equity

Issuance of 100,000 common shares at $0.001 per share	100,000	$100		$		$		$	$ 100

Balance, December 31, 2002 (Audited)	100,000	100							100
Issuance of 350,000 common shares at $0.10 per share	350,000	350	34,650						35,000
Issuance of 45,454 common shares at $0.44 per share	45,454	45	19,955						20,000
Issuance of 56,818 common shares at $0.44 per share	56,818	57	24,943						25,000
Issuance of 56,819 common shares at $0.44 per share	56,819	57	24,943						25,000
Share subscriptions									7,480
Net (loss), year ended December 31, 2003					7,480		(101,134)		(101,134)

Balance, December 31, 2003 (Audited)	609,091	609	104,491		7,480		(101,134)		11,446
Issuance of 100,000 common shares at $0.04 per share	100,000	100	3,900						4,000
Issuance of 522,260 common shares at $0.10 per share	522,260	522	51,704						52,226
Issuance of 56,818 common shares at $0.44 per share	56,818	57	24,943		(7,480)				17,520
Issuance of 5,500 common shares at $1.00 per share	5,500	6	5,494						5,500
Issuance of nine for one common stock dividend	11,643,021	11,643	(11,643)
Net (loss), year ended December 31, 2004							(125,938)		(125,938)

Balance, December 31, 2004 (Audited)	12,936,690	12,937	178,889				(227,072)		(35,246)
Share subscriptions					50,200				50,200
Net (loss), three months ended March 31, 2005							(22,722)		(22,722)

Balance, March 31, 2005 (Unaudited)	12,936,690	$12,937	$178,889		$50,200		$(249,794)		$(7,768)

The accompanying notes are an integral part of these financial statements.

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FREQUENTTRAVELLER.COM INC.

STATEMENTS OF CASH FLOWS

	For the 3 Months ended March 31, 2005 (Unaudited)	For the year ended December 31, 2004 (Audited)	For the year ended December 31, 2003 (Audited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(22,722)	$(125,938)	$(101,134)
Adjustments to reconcile net loss to net cash from operating activities
- accounts receivable	485	(121)	(364)
- accounts payable and accrued liabilities	54,826	9,589	12,431

CASH FROM (USED IN) OPERATING ACTIVITIES	32,589	(116,470)	(89,067)

CASH FLOWS FROM INVESTING ACTIVITIES
- acquisition of intangible asset			(3,300)

CASH FLOWS USED IN INVESTING ACTIVITIES			(3,300)

CASH FLOWS FROM FINANCING ACTIVITIES
- due to related party	10,070	38,465
- capital stock subscribed and issued	50,200	79,246	112,480

	60,270	117,711	112,480

CASH FLOWS FROM FINANCING ACTIVITIES	50,200	79,246	112,480

INCREASE IN CASH	92,859	1,241	20,113

CASH, BEGINNING OF PERIOD	21,454	20,213	100

CASH, END OF PERIOD	$114,313	$21,454	$20,213

SUPPLEMENTAL DISCLOSURES:
INTEREST PAID	-	-	-
INCOME TAXES PAID	-	-	-

The accompanying notes are an integral part of these financial statements.

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FREQUENTTRAVELLER.COM INC.

NOTES TO THE FINANCIAL STATEMENTS

March 31, 2005 (Unaudited) and December 31, 2004 and 2003 (Audited)

NOTE 1 - NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The Company, incorporated in the State of Nevada on October 29, 2002, is an Internet-based full service travel agency which has non-exclusive rights to operate travel-related business for certain geographic-based websites owned by Communicate.com Inc., its parent company. The websites currently include Vietnam.com, Malaysia.com and Indonesia.com and may eventually include Brazil.com, GreatBritain.com and Canadian.com.

The Company is majority-owned by Communicate.com Inc., a company incorporated in the State of Nevada and listed on the Over-the-Counter Bulletin Board in the United States.

Going Concern
These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America with the on-going assumption applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has a history of losses and the continued operations of the Company and the recoverability of the carrying value of its assets is dependent upon the ability of the Company to obtain profitable operations. The accompanying financial statements do not include any adjustments relative to the recoverability and classification of assets carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty. The Company has sustained net losses of $249,794 from operations since its inception to March 31, 2005. As at March 31, 2005, the Company has a working capital deficit of $11,068. The Company’s ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations, to obtain additional funding through public or private equity financing, collaborative or other arrangements with corporate sources, or other sources and the continued financial support of Communicate.com.. Management is seeking to increase revenues through continued marketing of its services; however, additional funding will be required. Management is working to obtain sufficient working capital from external sources in order to continue operations, as well as further developing the business model to increase travel service revenues. There is, however, no assurance that the aforementioned events, including the receipt of additional funding, will occur or be successful.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation
The accompanying financial statements are presented in United States dollars and are prepared in accordance with accounting principles generally accepted in the United States.

Revenue recognition
Revenues from the sales of travel products, including tours, airfares and hotel reservations, are non-refundable upon receipt of payment and are accordingly recognized as received. All costs relating to travel related sales are accrued at that time.

Income taxes
The Company follows the liability method of accounting for income taxes. Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. A valuation allowance is provided for deferred tax assets if it is more likely than not that the Company will not realize the future benefit, or if the future deductibility is uncertain.

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FREQUENTTRAVELLER.COM INC.

NOTES TO THE FINANCIAL STATEMENTS

March 31, 2005 (Unaudited) and December 31, 2004 and 2003 (Audited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses for the periods that the financial statements are prepared. Actual amounts could differ from these estimates. The areas requiring significant management estimates relate to the determination of the fair value of intangible assets and stock options granted.

Foreign currency transactions
The financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation”. Monetary assets and liabilities are re-measured using the foreign exchange rate that prevailed at the balance sheet date. Revenue and expenses are translated at weighted average rates of exchange during the year and stockholders’ equity accounts and certain other non-monetary assets and liabilities are translated by using historical exchange rates. Resulting re-measurement gains or losses are reported as a component of other comprehensive income.

Earnings (loss) per share
Basic earnings (loss) per share is computed by dividing earnings (loss) for the period by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution of securities by including other potential common stock in the weighted average number of common shares outstanding for a period and is not presented where the effect is anti-dilutive.

Comprehensive income
Comprehensive income is defined as the change in equity from transactions, events and circumstances, other than those resulting from investments by owners and distributions to owners.

Intangible assets
The Company has adopted the provision of the Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Intangible Assets”, which revises the accounting for purchased goodwill and intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized and are be tested for impairment annually. The determination of any impairment would include a comparison of estimated future operating cash flows anticipated during the remaining life with the net carrying value of the asset as well as a comparison of the fair value to book value of the Company.

Stock-based compensation
In December 2002, the Financial Accounting Standards Board issued Financial Accounting Standard No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure” (“SFAS No. 148”), an amendment of Financial Accounting Standard No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”). The purpose of SFAS No. 148 is to: (1) provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, (2) amend the disclosure provisions to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation, and (3) to require disclosure of those effects in interim financial information. The disclosure provisions of SFAS No. 148 were effective for the Company commencing December 31, 2002 and the required disclosures have been made below.

The Company has elected to continue to account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, (“APB No. 25”) and comply with the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148 as described above. In addition, in accordance with SFAS No. 123 the Company applies the fair value method using the Black-Scholes option-pricing model in accounting for options granted to consultants. Under APB No. 25, compensation expense is recognized based on the difference, if any, on the date of grant between the estimated fair value of the Company’s stock and the amount an employee must pay to acquire the stock. Compensation expense is recognized immediately for past services and pro-rata for future services over the option-vesting period.

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FREQUENTTRAVELLER.COM INC.

NOTES TO THE FINANCIAL STATEMENTS

March 31, 2005 (Unaudited) and December 31, 2004 and 2003 (Audited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Stock-based compensation (cont’d)
The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services” (“EITF 96-18”). Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

The Company has also adopted the provisions of the Financial Accounting Standards Board Interpretation No.44, Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of APB Opinion No. 25 (“FIN 44”), which provides guidance as to certain applications of APB 25. FIN 44 is generally effective July 1, 2000 with the exception of certain events occurring after December 15, 1998.

Cash and cash equivalents
The Company considers all highly liquid instruments with an original maturity of three months or less at the time of issuance to be cash equivalents.

Recent accounting pronouncements
In March 2004, the FASB issued EITF No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments ("EITF 03-1"). The objective of EITF 03-1 is to provide guidance for identifying impaired investments. EITD 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In October 2004, the FASB delayed the recognition and measurement provisions of EITF 03-1 until implementation guidance is issued. The disclosure requirements are effective for annual periods ending after June 15, 2004, and remain in effect. Management believes that the adoption of EITF 03-1 will not have a material impact on the Company’s financial condition or results of operations.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs (“SFAS 151”). SFAS 151 requires issuers to treat idle facility expense, freight, handling costs, and wasted material (spoilage) as current-period charges regardless of whether such charges are considered abnormal. In addition, SFAS 151 requires the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 will be effective for all inventory costs incurred in fiscal years beginning after June 15, 2005. Management believes the adoption of this standard will not have a material impact on the Company's financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment ("SFAS 123(R)"), which requires the compensation cost related to share-based payments, such as stock options and employee stock purchase plans, be recognized in the financial statements based on the grant-date fair value of the award. SFAS 123(R) is effective for all interim periods beginning after December 15, 2005. Management is currently evaluating the impact of this standard on the Company’s financial condition and results of operations. See Note 2(i) for information related to the pro forma effects on the Company’s reported net loss and net loss per share of applying the fair value recognition provisions of the previous SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions (“SFAS 153”) SFAS 153 requires that exchanges of non-monetary assets are to be measured based on fair value and eliminates the exception for exchanges of non-monetary, similar productive assets, and adds an exemption for non-monetary exchanges that do not have commercial substance. SFAS 153 will be effective for fiscal periods beginning after June 15, 2005. Management does not believe that the adoption of this standard will have a material impact on the Company’s financial condition or results of operations.

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FREQUENTTRAVELLER.COM INC.

NOTES TO THE FINANCIAL STATEMENTS

March 31, 2005 (Unaudited) and December 31, 2004 and 2003 (Audited)

NOTE 3 - INTANGIBLE ASSETS

Intangible assets consist of the domain name FrequentTraveller.com.

NOTE 4 - DUE TO RELATED PARTY

The Company has received financing from its parent company Communicate.com Inc. through cash advances. The advances are payable on demand and are interest free and unsecured.

NOTE 5 - CAPITAL STOCK

Capital stock
The authorized capital of the Company consists of 200,000,000 common shares with a par value of $0.001.

On October 29, 2002, the Company issued 100,000 common shares at $0.001 per share upon incorporation.

During the year ended December 31, 2003, the Company issued 350,000 common shares at $0.10 per share in settlement of related party advances; issued 35,000 common shares at $0.44 per share for cash proceeds of $74,000; issued 159,091 common shares at $0.44 per share for cash proceeds of $70,000 and received $7,480 of share subscriptions proceeds for which the common shares were not issued at December 31, 2003

During the year ended December 31, 2004, the Company issued 100,000 common shares at $0.04 per share to two officers of the Company for cash; issued 350,000 common shares at $0.10 per share to a related party in settlement of $35,000 in corporate advances; issued 172,260 common shares to a director of the Company as payment for services of $16,176 and cash proceeds of $1,050; issued 56,818 common shares at $0.44 per share for cash; and issued 5,500 common shares at $1.00 per share for cash.

On November 19, 2004, the Company’s directors approved a nine for one common stock dividend and 11,643,021 shares were issued prorata to existing shareholders.

During the quarter ended March 31, 2005 the Company received $52,200 of share subscription proceeds for which the common shares were not issued at March 31, 2005.

Stock options
The Company does not have a formal Stock Option Plan, however, options may be granted with terms and conditions at the discretion of the Company’s board of directors.

On October 31, 2002 the Company granted Communicate.com Inc. the right to acquire up to 350,000 restricted common shares of the Company at a price of $0.10 per share within 12 months. No compensation expense has been recorded in connection with these options granted in accordance with the provisions of APB No.25 as the exercise price of the options awarded was determined not to be less than the fair value at the Company’s common shares as at the dates of the awards. Also, no additional compensation expense was recorded or will be disclosed in connection with the options granted in accordance with the provisions of SFAS No. 123 and SFAS No.148. In applying the Black-Scholes option-pricing model, no additional compensation expense resulted as the Company determined an expected volatility of 0%. This was determined on the basis that there was no market established for trading of shares of the Company’s common stock at the time of granting the stock options. These options subsequently expired without being exercised.

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FREQUENTTRAVELLER.COM INC.

NOTES TO THE FINANCIAL STATEMENTS

March 31, 2005 (Unaudited) and December 31, 2004 and 2003 (Audited)

NOTE 6 - RELATED PARTY TRANSACTIONS

During the year ended December 31, 2004 consulting fees and salaries and bonuses totalling $46,500 (2003 - $30,000) were incurred and paid to the President of the Company.

On October 1, 2003 and September 15, 2004, respectively, Communicate.com Inc. converted $35,000 advances to the Company into 350,000 common shares of the Company.

During the year ended December 31, 2004, two officers each invested $2,000 to each acquire 50,000 common shares each in the Company, and one officer converted $16,176 of debt to acquire 161,760 common shares in the Company and also subscribed to 5,500 common shares of the Company for cash proceeds of $1,050. Collectively, these officers own 3,617,600 common shares representing a 28% interest in the Company (Refer to Notes 4 and 5).

Subsequent to March 31, 2005, the Company entered into a domain lease agreement with a subsidiary of Communicate.com Inc. for the lease of certain domain names (Refer to Note 8).

NOTE 7 - FINANCIAL INSTRUMENTS

Interest rate risk exposure
The Company has limited exposure to any fluctuation in interest rates.

Foreign exchange risk
The Company is subject to foreign exchange risk for sales and purchases denominated in foreign currencies. Foreign currency risk arises form the fluctuation of foreign exchange rates and the degree of volatility of these rates relative to the United States dollar. The Company does not actively manage this risk.

Concentration of credit risk
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents, accounts payable and accrued liabilities and trade accounts receivable. The Company limits its exposure to credit loss by placing its cash and cash equivalents on deposit with high credit quality financial institutions. Receivables arising from sales to customers are generally not significant individually and are not collateralized. Management continually monitors the financial condition of its customers to reduce the risk of loss.

Fair values of financial instruments
The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and amounts due to related party. The fair values of these financial instruments approximate their carrying values.

NOTE 8 - SUBSEQUENT EVENTS

The Company intends to file a Form SB-2 registration statement under the Securities Act of 1933 to offer to sell 4,000,000 common shares at $0.50 per share to raise $2,000,000 in a private placement. The Company intends to use the proceeds for business development, marketing and legal and professional fees. No assurance can be given if the Company can sell any or all of its shares being offered.

On May 1, 2005 the Company entered into an agreement with Domain Holdings Inc., a subsidiary of Communicate.com to lease certain domain names that would assist the Company in marketing its travel products. The agreement is for a period of 5 years. The Company will pay a royalty on net revenues varying from 1% to 5%, depending on the dollar value of the net revenues. From January 1, 2006 the minimum annual royalty will be $150,000 in aggregate.

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PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.
Article Twelve of the Articles of Incorporation of FrequentTraveller. No director or officer will be held personally liable to us or our stockholders for damages of breach of fiduciary duty as a director or officer unless such breach involves intentional misconduct, fraud, a knowing violation of law, or a payment of dividends in violation of the law.

2.
Article 12 of the Bylaws of FrequentTraveller. Directors and officers will be indemnified to the fullest extent allowed by the law against all damages and expenses suffered by a director or officer being party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative.

3.
Nevada Revised Statutes, Chapter 78. The same indemnification is provided as set out in Article 12 of FrequentTraveller’s Bylaws, except the director or officer must have acted in good faith and in a manner that he believed to be in FrequentTraveller’s best interest. Also, any discretionary indemnification, unless ordered by a court, must be approved by the stockholders or the board of directors.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making FrequentTraveller responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Other Expenses of Issuance and Distribution

FrequentTraveller will pay all expenses in connection with the registration and sale of the common stock by both FrequentTraveller and the selling stockholders. The estimated expenses of issuance and distribution (assuming all shares offered are sold) are set forth below.

Expense	Cost
SEC registration fee	$ 600.00	estimated
Transfer Agent fee	$ 1,000.00	estimated
Printing expenses	$ 500.00	estimated
EDGAR filing fees	$ 1,500.00	estimated
Accounting fees and expenses	$ 10,000.00	estimated
Legal fees and expenses	$ 25,000.00	estimated
Total (estimate)	$ 38,600.00

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RECENT SALE OF UNREGISTERED SECURITIES

In the past three fiscal years, FrequentTraveller has sold the following securities that were not registered under the Securities Act of 1933.
On October 29, 2002, FrequentTraveller issued 100,000 restricted Common Capital Shares to Graham Heal, FrequentTraveller’s sole director and officer, pursuant to Section 4(2) of the Securities Act of 1933. FrequentTraveller set the offering price for this offering at $0.001 per share. Mr. Heal was a sophisticated investor, an officer and a director of FrequentTraveller, and was in possession of all material information relating to FrequentTraveller. Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone.

On June 26, 2003, FrequentTraveller authorized the issuance of up to 200,000 restricted Common Capital Shares at an offering price of $0.44 per share. FrequentTraveller raised $80,000 from this offering, which had five closing between June 2003 and July 2004, and issued an aggregate 181,818 restricted Common Capital Shares to the subscribers listed below.

Name of Subscriber	Number of Shares	Consideration
Earle D. McMaster	45,454	$20,000
All Wise Holdings Limited	56,818	$25,000
Cecile Antcil	56,819	$25,000
Clarence Kevin Peterson	22,727	$10,000
Total	181,818	$80,000

The 181,818 restricted Common Capital Shares were issued for investment purposes in a “private transaction”. FrequentTraveller relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S. Management is satisfied that the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 have been fully complied with, which exemption is specified by the provisions of Section 4(2) of that Act and Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission.

On October 1, 2003, FrequentTraveller issued 350,000 restricted Common Capital Shares to Communicate.com Inc. FrequentTraveller relied on Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S to issue these shares. On October 30. 2002, FrequentTraveller granted Communicate.com Inc. An option to acquire 350,000 restricted Common Capital Shares at an exercise price of 40.10 per share in consideration of the services that were provided by Communicate.com. Inc. in the formation of FrequentTraveller and its business plan, and a commitment from Communicate.com Inc. to provide FrequentTraveller with additional services and operating capital. As a result of Communicate.com Inc.’s role in the formation of FrequentTraveller, Communicate.com Inc. was in possession of all material information relating to FrequentTraveller. Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone.

On June 11, 2004, FrequentTraveller authorized the issuance of up to 2,500 restricted Common Capital Shares at an offering price of $0.10 per share to its employees and consultants. FrequentTraveller raised $250 from this offering and issued 2,500 restricted Common Capital Shares to five subscribers.

On June 15, 2004, FrequentTraveller authorized the issuance of up to 5,500 restricted Common Capital Shares at an offering price of $1.00 per share. FrequentTraveller raised $5,500 from this offering and issued 5,500 restricted Common Capital Shares to 11 subscribers.

On July 5, 2004, FrequentTraveller authorized the issuance of 500 restricted Common Capital Shares at an offering price of $0.10 per share to a consultant. FrequentTraveller raised $50 from this offering and issued 500 restricted Common Capital Shares to the one subscriber.

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On July 20, 2004, FrequentTraveller authorized the issuance of 34,091 restricted Common Capital Shares at an offering price of $0.44 per share. FrequentTraveller received $15,000 from this offering from one subscriber.

On July 30, 2004, FrequentTraveller issued 50,000 restricted Common Capital Shares to each of David Jeffs and Cameron Pan, officers of Communicate.com Inc. The shares were offered at $0.04 per share in consideration of the services that were provided by each of Mr. Jeffs and Mr. Pan in the formation of FrequentTraveller and its business operations.

In each of the above listed share issuances, the restricted Common Capital Shares were issued for investment purposes in a “private transaction”. FrequentTraveller relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S. Management is satisfied that the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 have been fully complied with, which exemption is specified by the provisions of Section 4(2) of that Act and Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission. The offering was not a public offering and was not accompanied by any general advertisement or any general solicitation. FrequentTraveller received from each subscriber a completed and signed subscription agreement containing certain representations and warranties, including, among others, that (a) the subscriber was not a U.S. person, (b) the subscriber subscribed for the shares for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the sale of the shares with any buyer. No offer was made or accepted in the United States and the share certificates representing the shares have been legended with the applicable trading restrictions.

On September 15, 2004, FrequentTraveller issued an aggregate 519,260 restricted Common Capital Shares to three creditors of FrequentTraveller for the settlement of an aggregate $51,926 of debt. FrequentTraveller relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S. Management is satisfied that the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 have been fully complied with, which exemption is specified by the provisions of Section 4(2) of that Act and Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission. FrequentTraveller received from each creditor a completed and signed subscription agreement containing certain representations and warranties, including, among others, that (a) the creditor was not a U.S. person, (b) the creditor subscribed for the shares for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the sale of the shares with any buyer. The offer to settle was not made or accepted in the United States and the share certificates representing the shares have been legended with the applicable trading restrictions

On November 16, 2004, the directors of FrequentTraveller declared a 9:1 stock dividend payable on November 19, 2004. The stock dividend resulted in an increase of FrequentTraveller’s issued and outstanding share capital from 1,293,669 to 12,293,690 restricted Common Capital Shares.

In May 2005, FrequentTraveller authorized the issuance of an aggregate 2,942,000 restricted Common Capital Shares at an offering price of $0.05 per share. FrequentTraveller raised $147,100 from this offering, which had two closing in May 2005, and issued an aggregate 2,942,000 restricted Common Capital Shares to 36 subscribers. The 2,942,000 restricted Common Capital Shares were issued for investment purposes in a “private transaction”. FrequentTraveller relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S. Management is satisfied that the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 have been fully complied with. The offering was not a public offering and was not accompanied by any general advertisement or any general solicitation. FrequentTraveller received from each subscriber a completed and signed subscription agreement containing certain representations and warranties, including, among others, that (a) the subscriber was not a U.S. person, (b) the subscriber subscribed for the shares for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the sale of the shares with any buyer. No offer was made or accepted in the United States and the share certificates representing the shares have been legended with the applicable trading restrictions.

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EXHIBITS

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B. All Exhibits have been included unless otherwise noted.

Exhibit	Description
3.1	Certificate of Incorporation for FrequentTraveller.com Inc.	Included
3.2	Articles of Incorporation for FrequentTraveller.com Inc.	Included
3.3	By-laws of FrequentTraveller.com Inc.	Included
5.1	Opinion of Conrad C. Lysiak, regarding the legality of the securities being registered.	Included
10.1	Domain Lease Agreement dated May 1, 2005 between FrequentTraveller.com Inc. and Domain Holdings Inc.	Included
23.1	Consent of Dale Matheson Carr-Hilton LaBonte dated July 15, 2005.	Included
23.2	Consent of Conrad C. Lysiak.	Included

UNDERTAKINGS

Regarding indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, FrequentTraveller will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act if 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
a.  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
b.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
c.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this amended Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned duly authorized person, in Vancouver, British Columbia, Canada on this 15th day of July, 2005.

FrequentTraveller.com Inc.

By: /s/ Graham B. Heal
Graham B. Heal
President and Director

Pursuant to the requirements of the Securities Act of 1933, the following persons in their capacities and on the dates indicated have signed this Form SB-2 Registration Statement:

Signature	Title	Date
/s/ Graham B. Heal	Chief Executive Officer, President, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, and member of the Board of Directors	15 July 2005
/s/ David M. Jeffs	Member of the Board of Directors	15 July 2005

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EXHIBIT 3.1

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SECRETARY OF STATE

STATE OF NEVADA

CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that **FREQUENTTRAVELLER.COM INC.** did on **October 29, 2002** file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on **October 29, 2002.**

DEAN HELLER
Secretary of State

By

Certification Clerk

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EXHIBIT 3.2

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FILED # C26599-02

OCT 2 9 2002

IN THE OFFICE OF
Dean Heller
DEAN HELLER SECRETARY OF STATE

ARTICLES OF INCORPORATION

OF

FrequentTraveller.com Inc.

* * * * *

The undersigned, acting as incorporator, pursuant to the provisions of the laws of the State of Nevada relating to private corporations, hereby adopts the following Articles of Incorporation:

ARTICLE ONE. [NAME]. The name of the corporation is:

FrequentTraveller.com Inc.

ARTICLE TWO. [RESIDENT AGENT]. The initial agent for service of process is Nevada Agency and Trust Company, 50 West Liberty Street, Suite 880, City of Reno, County of Washoe, State of Nevada 89501.

ARTICLE THREE. [PURPOSES]. The purposes for which the corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America, and without limiting the generality of the foregoing, specifically:

I. [OMNIBUS]. To have to exercise all the powers now or hereafter conferred by the laws of the State of Nevada upon corporations organized pursuant to the laws under which the corporation is organized and any and all acts amendatory thereof and supplemental thereto.

II. [CARRYING ON BUSINESS OUTSIDE STATE]. To conduct and carry on its business or any branch thereof in any state or territory of the United States or in any foreign country in conformity with the laws of such state, territory, or foreign country, and to have and maintain in any state, territory, or foreign country a business office, plant, store or other facility.

III. [PURPOSES TO BE CONSTRUED AS POWERS]. The purposes specified herein shall be construed both as purposes and powers and shall be in no wise limited or restricted by reference to, or inference from, the terms of any other clause in this or any other article, but the purposes and powers specified in each of the clauses herein shall be regarded as independent purposes and powers, and the enumeration of specific purposes and powers shall not be construed to limit or restrict in any manner the meaning of general terms or of the general powers of the corporation; nor shall the expression of one thing be deemed to exclude another, although it be of like nature not expressed.

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ARTICLE FOUR. **[CAPITAL STOCK].** The corporation shall have authority to issue an aggregate of **TWO HUNDRED MILLION (200,000,000) Common Capital Shares, ONE MILL ($0.001) PAR VALUE** per share, for a total capitalization of **TWO HUNDRED THOUSAND ($200,000.00) DOLLARS**.

The holders of shares of capital stock of the corporation shall not be entitled to pre-emptive or preferential rights to subscribe to any unissued stock or any other securities which the corporation may now or hereafter be authorized to issue.

The corporation's capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

The stockholders shall not possess cumulative voting rights at all shareholders meetings called for the purpose of electing a Board of Directors.

ARTICLE FIVE. **[DIRECTORS].** The affairs of the corporation shall be governed by a Board of Directors of no more than eight (8) nor less than one (1) person. The name and address of the first Board of Directors is:

NAME	ADDRESS
Graham B. Heal	2311 Cherry Street Bellingham, Washington 98225

ARTICLE SIX. **[ASSESSMENT OF STOCK].** The capital stock of the corporation, after the amount of the subscription price or par value has been paid in, shall not be subject to pay debts of the corporation, and no paid up stock and no stock issued as fully paid up shall ever be assessable or assessed.

ARTICLE SEVEN. **[INCORPORATOR].** The name and address of the incorporator of the corporation is as follows:

NAME	ADDRESS
Amanda Cardinalli	50 West Liberty Street, Suite 880 Reno, Nevada 89501

ARTICLE EIGHT. **[PERIOD OF EXISTENCE].** The period of existence of the corporation shall be perpetual.

2

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ARTICLE NINE. **[BY-LAWS].** The initial By-laws of the corporation shall be adopted by its Board of Directors. The power to alter, amend, or repeal the By-laws, or to adopt new By-laws, shall be vested in the Board of Directors, except as otherwise may be specifically provided in the By-laws.

ARTICLE TEN. **[STOCKHOLDERS' MEETINGS].** Meetings of stockholders shall be held at such place within or without the State of Nevada as may be provided by the By-laws of the corporation. Special meetings of the stockholders may be called by the President or any other executive officer of the corporation, the Board of Directors, or any member thereof, or by the record holder or holders of at least ten percent (10%) of all shares entitled to vote at the meeting. Any action otherwise required to be taken at a meeting of the stockholders, except election of directors, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by stockholders having at least a majority of the voting power.

ARTICLE ELEVEN. **[CONTRACTS OF CORPORATION].** No contract or other transaction between the corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by this corporation, and no act of this corporation shall in any way be affected or invalidated by the fact that any of the directors of this corporation are pecuniarily or otherwise interested in, or are directors or officers of such other corporation. Any director of this corporation, individually, or any firm of which such director may be a member, may be a party to, or may be pecuniarily or otherwise interested in any contract or transaction of the corporation; provided, however, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors of this corporation, or a majority thereof; and any director of this corporation who is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation that shall authorize such contract or transaction, and may vote thereat to authorize such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested.

ARTICLE TWELVE. **[LIABILITY OF DIRECTORS AND OFFICERS].** No director or officer shall have any personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article Twelve shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned incorporator has hereunto affixed her signature at Reno, Nevada this 22nd day of October, 2002.

AMANDA CARDINALLI

3

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EXHIBIT 3.3

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BY-LAWS

of

FREQUENTTRAVELLER.COM INC.
a Nevada corporation

ARTICLE 1

Offices

Section 1. The registered office of this corporation is in the city of Reno, Nevada.

Section 2. The corporation may also have offices at other places both within and without the State of Nevada as the directors may determine or the business of the corporation may require.

ARTICLE 2

Meetings of Stockholders

Section 1. Annual meetings of the stockholders must be held at the registered office of the corporation or at any other place within or without the State of Nevada as the directors may decide. Special meetings of the stockholders may be held at the time and place within or without the State of Nevada as is stated in the notice of the meeting, or in a duly executed waiver of notice.

Section 2. Annual meetings of the stockholders must be held on the anniversary date of incorporation each year if it is not a legal holiday and, and if it is a legal holiday, then on the next secular day following, or at another time as the directors may decide, at which the stockholders will elect the directors and transact any other business that is properly before the meeting.

Section 3. The president or the secretary may, by resolution of the directors or on the written request of the stockholders owning a majority of the issued and outstanding shares and entitled to vote, call special meetings of the stockholders for any purpose unless otherwise prescribed by statute or by the articles of incorporation. A request must state the purpose of the proposed meeting.

Section 4. Notices of meetings must be written and signed by the president or vice-president or the secretary or an assistant secretary or by any other person designated by the directors. The notice must state the purpose for which the meeting is called and the time and the place, which may be within or without the State, where it is to be held. A copy of the notice must be either delivered personally or mailed, postage prepaid, to each stockholder of record entitled to vote at the meeting not less than 10 and not more than 60 days before the meeting. If it is mailed, it must be directed to a stockholder at the address that appears upon the records of the corporation and is deemed to be delivered to the stockholder when it is deposited into the mail. If a stockholder is a corporation, association or partnership, the notice is deemed to have been delivered to the stockholder it is delivered personally to an officer of the corporation or association, or to any member of a partnership. A transferee is not entitled to notice of a meeting if the stock is transferred after the notice is delivered and before the meeting is held.

Section 5. Business transactions at any special meeting of stockholders is limited to the purpose stated in the notice.

Section 6. The holders of one-third of the stock issued and outstanding and entitled to vote and present in person or represented by proxy, constitutes a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the articles of incorporation. If a quorum is not present or represented at any meeting of the stockholders, the stockholders who are entitled to vote and present in person or represented by proxy may adjourn the meeting from time to time, without notice other than announcements at the meeting. At such adjourned meeting, the quorum shall be equal to the number of issued and outstanding shares of the corporation present in person or by proxy and any business may be transacted at the adjourned meeting as originally notified. The shareholders present at a duly organized meeting may continue to transact business until adjournment of the meeting, notwithstanding the withdrawal of shareholders from the meeting so that less than a quorum remains.

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Section 7. When a quorum is present or represented at any meeting, the vote of the holders of 10% of the stock having voting power present in person or represented by proxy is sufficient to elect directors or to decide any question brought before the meeting unless the statute or the articles of incorporation specify that the question requires that a different percentage is required to decide the question.

Section 8. Each stockholder of record of the corporation is entitled at each meeting of the stockholders to one vote for each share standing in his name on the books of the corporation. Any stockholder may demand that the vote for directors and any question before the meeting be by ballot.

Section 9. At any meeting of the stockholders any stockholder may be represented and vote by a proxy or proxies appointed by in writing. If the written proxy designates two or more persons to act as proxies, a majority of the designated persons present at the meeting, or one if only one is present, has the powers conferred by the written instruction. No proxy or power of attorney to vote may be voted at a meeting of the stockholders unless it has been filed with the secretary of the meeting when required by the inspectors of election. All questions regarding the qualifications of voters, the validity of proxies, and the acceptance or rejection of votes must be decided by the inspectors of election who are appointed by the directors, or if not appointed, then by the officer presiding at the meeting.

Section 10. Any action that may be taken by the vote of the stockholders at a meeting may be taken without meeting if it is authorized by the written consent of stockholders holding at least a majority of the voting power, unless the provisions of the statute or the articles of incorporation require a greater proportion of voting power to authorize the action, in which case the greater proportion of written consents is required.

ARTICLE 3

Directors

Section 1. The directors must manage business of the corporation and they may exercise all the powers of the corporation and do any lawful thing unless the statute or the articles of incorporation or these bylaws specify that the stockholders have the power to do the thing.

Section 2. The number of directors that constitutes the whole board may not be less than one or more than eight. The directors at any time may increase or decrease the number of directors to not less than one and not more than eight. The stockholders will elect the directors at the annual meeting of the stockholders and, except as provided in section 3 of this article, each director’s term of office will be one year or until a successor is elected and qualified. Directors may be re-elected for successive annual terms. Directors need not be stockholders.

Section 3. A majority of the remaining directors, even if they are less than a quorum, or a sole remaining director may fill any vacancies in the board of directors, including those caused by an increase in the number of directors, and each director so elected holds office until a successor is elected at the annual or a special meeting of the stockholders. The holders of a two-thirds of the outstanding shares of stock entitled to vote may at any time peremptorily terminate the term of office of all or any of the directors by voting at a meeting called for the purpose or by a written statement filed with the secretary or, if the secretary is absent, with any other officer. The removal is effective immediately even if successors are not elected simultaneously, and the resulting vacancies on the board of directors may be filled only from the stockholders.
A vacancy on the board of directors is deemed to exist if a director dies, resigns or is removed, or if the authorized number of directors is increased, or if the stockholders fail to elect the number of directors to be elected at any annual or special meeting of stockholders at which any director is to be elected.

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The stockholders may elect a director at any time to fill any vacancy not filled by the directors. If the directors accept the resignation of a director tendered to take effect at a future time, the board or the stockholders may elect a successor to take office when the resignation becomes effective.

Neither the directors nor the stockholders can reduce the authorized number of directors to cause the removal of any director before the expiration of his term of office.

ARTICLE 4

Meeting of the Board of Directors

Section 1. Regular meetings of the board of directors must be held at any place within or without the State that is designated by a resolution of the board or the written consent of all members of the board. In the absence of a designation, regular meetings must be held at the registered office.

Section 2. The first meeting of each newly elected board of directors should be held immediately following the adjournment of the meeting of stockholders and at the place of the meeting. A notice of the meeting is not necessary in order legally to constitute the meeting if a quorum is present. If the meeting is not held then, it may be held at the time and place that is specified in a notice given as these bylaws provide for special meetings of the directors.

Section 3. Regular meetings of the board of directors may be held without call or notice at the time and at the place that is fixed by the directors.

Section 4. Special meetings of the directors may be called by the chairman or the president or by the vice-president or by any two directors.

Written notice of the time and place of special meetings must be delivered personally to each director, or sent to each director by mail or by other form of written communication, charges prepaid, addressed to the director at the address as it is shown upon the records or, if not readily ascertainable, at the place in which the meetings of the directors are regularly held. If the notice is mailed or telegraphed, it will be deposited in the postal service or delivered to the telegraph company at least 48 hours before the meeting is scheduled to start. If the notice is delivered or faxed, it must be delivered or faxed at least 24 hours before the meeting is scheduled to start. Delivery as described in this article is be legal and sufficient notice to the director.

Section 5. Notice of the time and place for convening an adjourned meeting need not be given to the absent directors if the time and place has been fixed at the meeting adjourned.

Section 6. The transaction of business at any meeting of the directors, however called and noticed or wherever held, is as valid as though transacted at a meeting duly held after regular call and notice if a quorum is present and if, either before or after the meeting, each of the directors not present signs a written waiver of notice or a consent to meeting’s being held, or written approvals are filed with the corporate records or made a part of the minutes of the meeting.

Section 7. A majority of the authorized number of directors constitutes a quorum for the transaction of business, except to adjourn as described in these bylaws. Every decision made by a majority of the directors present at a meeting duly held at which a quorum is present is deemed to be the decision of the board of directors unless a greater number is required by law or by the articles of incorporation. Any action of a majority, although not at a regularly called meeting, and the record of it if the other directors have consented in writing, is as valid and effective in all respects as if it were passed by the board in regular meeting.

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Section 8. A quorum of the directors may adjourn any directors’ meeting to meet again at a stated day and hour; but, in the absence of a quorum, a majority of the directors present at any directors’ meeting, either regular or special, may adjourn the meeting to the next regular meeting of the board.

Section 9. Any action required or permitted to be taken by the vote of the directors at a meeting may be taken without a meeting if, before or after the action, it is authorized by the written consent of all the directors.

ARTICLE 5

Committees of Directors

Section 1. The directors may, by resolution adopted by all of them, designate one or more committees of the directors, each to consist of two or more of the directors. A committee may exercise the power of the whole board in the management of the business of the corporation and may authorize the fixing of the seal of the corporation to any document that requires it. The directors may name the committee. The members of the committee present at any meeting and not disqualified from voting may, whether or not they constitute a quorum, unanimously appoint another member of the board to act at the meeting in the place of any absent or disqualified member. The consent of a majority of the members or alternate members at any meeting of a committee that has a quorum is required to approve any act of the committee.

Section 2. The committee must keep regular minutes of their proceedings and report them to the whole board.

Section 3. Any action that must or may be taken at meetings of the directors or any committee of them may be taken without a meeting if the directors on the board or committee consent unanimously in writing and the written consent is filed with the minutes of the proceedings of the board or committee.

ARTICLE 6

Compensation of Directors

Section 1. The directors may be paid their expenses for attending each meeting of the directors and may be paid a fixed sum for attendance at each meeting of the directors or a stated salary as director. No payment precludes any director from serving the corporation in any other capacity and being compensated for the service. Members of special or standing committees may be allowed like reimbursement and compensation for attending committee meetings.

ARTICLE 7

Notices

Section 1. Notices to directors and stockholders must be written and delivered personally or mailed to the directors or stockholders at their addresses as they appear on the books of the corporation. Notices to directors may also be given by fax and by telegram. Notice by mail, fax or telegram is deemed to be given when the notice is mailed, faxed or telegraphed.

Section 2. Whenever all parties entitled to vote at any meeting, whether of directors or stockholders, consent, either by writing on the records of the meeting or filed with the secretary, or by their presence at the meeting or oral consent entered on the minutes, or by taking part in the deliberations at the meeting without objection, the doings of the meeting are as valid as if they were done at a meeting regularly called and noticed, and at the meeting any business may be transacted that is not excepted from the written consent if no objection for want of notice is made at the time and, if any meeting is irregular for want of notice or consent and a quorum was present at the meeting, the proceedings of the meeting may be ratified and approved and rendered valid and the irregularity or defect is waived if all parties having the right to vote at the meeting consent in writing. The consent or approval of stockholders may be by proxy or attorney, but all the proxies and powers of attorney must be in writing.

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Section 3. Whenever any notice is required to be given under the provisions of the statute, the articles of incorporation or these bylaws, a written waiver signed by the persons entitled to the notice, whether before or after the time stated, is deemed to be equivalent.

ARTICLE 8

Officers

Section 1. The directors will choose the officers of the corporation. The offices to be filled are president, secretary and treasurer. A person may hold two or more offices.

Section 2. The directors at their first meeting after each annual meeting of stockholders will choose a chairman of the board of directors from among themselves, and will choose a president, a secretary and a treasurer, none of whom must be directors.

Section 3. The directors may appoint a vice-chairman of the board, vice-presidents and one or more assistant secretaries and assistant treasurers and other officers and agents as it deems necessary to hold their offices for the terms and exercise the powers and perform the duties determined by the directors.

Section 4. The directors will fix the salaries and compensation of all officers of the corporation.

Section 5. The officers of the corporation hold their offices at the pleasure of the directors. Any officer elected or appointed by the directors may be removed any time by the directors. The directors will fill any vacancy occurring in any office of the corporation by the death, resignation, removal or otherwise.

Section 6. The chairman of the board will preside at meetings of the stockholders and of the directors and will see that the orders and resolutions of the directors are carried into effect.

Section 7. The vice-chairman will, if the chairman is absent or disabled, perform the duties and exercise the powers of the chairman of the board and will perform other duties as the directors may prescribe.

Section 8. The president is the chief executive officer of the corporation and will manage the business of the corporation. He will execute on behalf of the corporation all instruments requiring execution unless the signing and execution of them is expressly designated by directors to some other officer or agent of the corporation.

Section 9. The vice-presidents will act under the direction of the president and, if the president is absent or disabled, will perform the duties and exercise the powers of the president. They will perform the other duties and have the other powers prescribed by the president or directors. The directors may designate one or more executive vice-presidents and may specify the order of seniority of the vice-presidents. The duties and powers of the president descend to the vice-presidents in the specified order of seniority.

Section 10. The secretary will act under the direction of the president; will attend and record the proceedings at all meetings of the directors and the stockholders and at the standing committees when required; will give or cause to be given notice of all meetings of the stockholders and special meetings of the directors; and will perform other duties that are prescribed by the president or the directors.

Section 11. The assistant secretaries will act under the direction of the president in the order of their seniority unless the president or the directors decide otherwise, and they will perform the duties and exercise the powers of the secretary if the secretary is absent or disabled. They will perform other duties and have the other powers that are prescribed by the president and the directors.

Section 12. The treasurer will (i) act under the direction of the president with custody of the corporate funds and securities; (ii) keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; (iii) deposit all money and other valuable effects in the name and to the credit of the corporation in the depositories that are designated by the directors; (iv) disburse the funds of the corporation as ordered by the president or the directors, taking proper vouchers for the disbursements; and (v) render to the president and the directors, at their regular meetings or when the directors require, an account of all the transactions undertaken by the treasurer and of the financial condition of the corporation.

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If the directors require, the treasurer will give the corporation a bond in the sum and with the surety that is satisfactory to the directors for the faithful performance of the duties of his office and for the restoration to the corporation, if he dies, resigns, retires or is removed from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

Section 13. The assistant treasurers in order of their seniority, or as determined by the president or the directors, will perform the duties and exercise the powers of the treasurer if the treasurer is absent or disabled. They will perform the other duties and have the other powers that are prescribed by the president or the directors.

ARTICLE 9

Certificates of Stock

Section 1. Every stockholder is entitled to have a certificate signed by the president or a vice-president and the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation, that certifies the number of shares owned by him in the corporation. If the corporation is authorized to issue more than one class of stock or more that one series of any class, the designations, preferences and relative, participating, optional or other special rights of the various classes of stock or series and the qualifications, limitation or restrictions of the rights, must be described in full or summarized on the face or back of the certificate that the corporation issues to represent the stock.

Section 2. If a certificate is signed (a) by a transfer agent other than the corporation or its employees or (b) by a registrar other than the corporation or its employees, the signatures of the officers of the corporation may be facsimiles. If any officer who has signed or whose facsimile signatures has been placed upon a certificate ceases to be the officer before the certificate is issued, the certificate may be issued with the same effect as though the person had not ceased to be the officer. The seal of the corporation or a facsimile of it may, but need not be, affixed to certificates of stock.

Section 3. The directors may direct that a new certificate be issued in place of any certificate issued by the corporation that is alleged to have been lost or destroyed if the person claiming the loss or destruction of the certificate makes an affidavit of that fact. When they authorize the issuance of a new certificate, the directors may, in their discretion and as a condition precedent to the issuance of the new certificate, require that the owner of the lost or destroyed certificate or his legal representative advertise the loss as it requires or give the corporation a bond in the sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost or destroyed.

Section 4. When a certificate for shares, duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, is surrendered to the corporation or the corporation’s transfer agent, the corporation must, if it is satisfied that it complies with the laws and regulations applicable to the corporation regarding the transfer and ownership of shares, issue a new certificate to the person entitled to it and will cancel the old certificate and record the transaction upon its books, subject to the provisions of the corporation’s Articles and these By-laws and to restrictions on transfer, if any, contained in these By-laws. If the corporation is not a reporting corporation with its shares listed for trading then no shares can be transferred without the consent of the directors expressed by a resolution of the board of directors. The board of directors will not be required to give any reason for refusing to consent to any such proposed transfer.

Section 5. The directors may fix in advance a date not more than 60 days and not less than 10 days before the date of any meeting of stockholders, or the date of the payment of any dividend, or the date of the allotment of rights, or the date when any change or conversion or exchange of capital stock is effective, or a date in connection with obtaining the consent of stockholders for any purpose, as a record date for the determination of the stockholders entitled to notice of and to vote at any meeting or adjournment, or entitled to be paid any dividend, or to consent to any matter for which stockholders’ consent is required, and, in any case, only the stockholders who are stockholders of record on the date so fixed are entitled to notice of and to vote as the meeting or any adjournment, or to be paid a dividend, or to be allotted rights, or to exercise the rights, or to consent, as the case may be, notwithstanding any transfer of any stock on the books of the corporation after the record date is fixed.

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Section 6. The corporation is entitled to recognize the person registered on its books as the owner of the share as the exclusive owner for all purposes including voting and dividends, and the corporation is not bound to recognize any other person’s equitable or other claims to or interest in the shares, whether it has express or other notice of a claim, except as otherwise provided by the laws of Nevada.

ARTICLE 10

General Provisions

Section 1. The directors may declare dividends upon the capital stock of the corporation, subject to the provisions of the articles of incorporation, if any, at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in shares of the capital stock, subject to the provisions of the articles of incorporation.

Section 2. Before it pays any dividend, the corporation may set aside out of any funds of the corporation available for dividends the sum that the directors, in their absolute discretion, think proper as a reserve to meet contingencies, or for equalizing dividends, or for repairing and maintaining any property of the corporation, or for the another purpose that the directors determine are in the interests of the corporation, and the directors may modify or abolish any the reserve in the manner that it was created.

Section 3. All checks or demands for money and notes of the corporation must be signed by the officers or other persons that are designated by the directors.

Section 4. The directors will fix the fiscal year of the corporation.

Section 5. The directors may resolve to adopt a corporate seal for the corporation. The name of the corporation must be inscribed on the seal with the words “Corporate Seal” and “Nevada”. The seal may be used by causing it or a facsimile of it to be impressed or affixed or in any manner reproduced.

ARTICLE 11

Acquisition of Controlling Interested

Section 1. The provisions of NRS 76.378 to 78.3793 and any amendments to the Private Corporations Act (Nevada) that pertain to the acquisition of a controlling interest do not apply to the corporation.

ARTICLE 12

Indemnification

Section 1. Every person who was or is a party or is a threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because he or a person whom he legally represents is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, is indemnified and held harmless to the fullest legally permissible under the General Corporation Law of the State of Nevada from time to time against all expenses, liability and loss (including attorney’s fees, judgments, fines and amounts paid or to be paid in settlements) reasonably incurred or suffered by him in connection with his acting. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The right of indemnification is a contract right that may be enforced in any manner desired by the person. The right of indemnification does not extinguish any other right that the directors, officers or representatives may have or later acquire and, without limiting the generality of the statement, they are entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this article.

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Section 2. The directors may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred in any capacity or arising out of the status, whether or not the corporation would have the power to indemnify the person.

Section 3. The directors may adopt other bylaws regarding indemnification and may amend the bylaws to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Nevada.

ARTICLE 13

Amendments

Section 1. The bylaws may be amended by the majority vote of all the record holders of stock issued and outstanding and entitled to vote at any annual or special meeting of the stockholders, if the notice of the meeting contains a notice of the intention to amend.

Section 2. The directors by a majority vote of the whole board of directors at any meeting may amend these bylaws, including bylaws adopted by the stockholders, but the stockholders may specify particulars of the bylaws that cannot be amended by the board of directors.

Approved and adopted on October 29, 2002

CERTIFICATE OF THE SECRETARY

I, Graham B. Heal, certify that I am the secretary of FrequentTraveller.com Inc. and that the foregoing bylaws consisting of pages constitute the code of bylaws of this corporation as duly adopted at a regular meeting of the directors of the corporation held on October 29, 2002.

October 29, 2002

/s/ Graham B. Heal
Graham B. Heal - Secretary

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EXHIBIT 5.1

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CONRAD C. LYSIAK
Attorney and Counselor at Law
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1478
FAX (509) 747-1770

July 14, 2005

Securities and Exchange Commission
450 Fifth Avenue N.W.
Washington, D. C. 20549

RE: FrequentTraveller.com Inc.

Gentlemen:

Please be advised that, I have reached the following conclusions regarding the above offering:

1. FrequentTraveller.com Inc. (the "Company") is a duly and legally organized and exiting Nevada state corporation, with its registered office located in Las Vegas, Nevada and its principal place of business located 11 Bellwether Way, Suite 305, Bellingham, Washington 98225. The Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State's office and filed with therewith on October 29, 2002. The Company's existence and form is valid and legal pursuant to the representation above.

2. The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of Common Stock at this time. Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, and when such stock was issued it was fully paid for and non-assessable. The common stock to be sold under this Form SB-2 Registration Statement is likewise legal under the laws of the State of Nevada.

3. To my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. I know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4. The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

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Securities and Exchange Commission
RE: FrequentTraveller.com Inc.
July 14, 2005

5. The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

6. All tax benefits to be derived from the Company’s operations shall inure to the benefit of the Company. Shareholders will receive no tax benefits from their stock ownership, however, this must be reviewed in light of the Tax Reform Act of 1986.

7. By directors’ resolution, the Company has authorized the issuance of up to 4,000,000 shares of common stock.

The Company's Articles of Incorporation presently provide the authority to the Company to issue 200,000,000 shares of Common Stock, $0.001 par value. Therefore, the Board of Directors’ Resolution which authorized the issuance for sale of up to 4,000,000 shares of common stock was within the authority of the Company’s directors and the shares, when issued, will be validly issued, fully paid and non-assessable.

Yours truly,

/s/ Conrad C. Lysiak
Conrad C. Lysiak

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EXHIBIT 10.1

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Domain Lease Agreement

Re: www.brazil.com www.indonesia.com www.malaysia.com www.canadian.com www.greatbritain.com

This agreement dated for reference May 1, 2005 is between Domain Holdings Inc. (Lessor), an Alberta corporation with a business office at Suite 600, 1100 Melville Street, Vancouver, BC, CANADA V6E 4A6; and FrequentTraveller.com Inc. (Lessee), a Nevada corporation with a business office at 2311 Cherry Street, Bellingham, WA, USA 98225.

Whereas Lessor owns Domain Names and has agreed to lease the right to sell Travel Products on the Domain Names to Lessee, in consideration of $1 and the following mutual promises, the parties agree that:

1.	Definitions. In this agreement,

a.	“Domain Names” means www.greatbritain.com .

b.	“Effective Date” means the day on which the parties have signed this agreement.

c.
“Travel Products” includes the travel related products that Lessee chooses to advertise, market and sell through the Domain Names including but not limited to banners, text links, hotel bookings, flight bookings, tour bookings and travel insurance.

d.	“Net Revenues” means the amount of gross revenues that Lessee generates from all sources, including but not limited to the Domain Names, after deducting:

i.	credits for returns and normal trade discounts,

ii.	any tax, except income tax, that Lessee is required to pay on the sale of Travel Products or to withhold from payments to Lessor.

If Lessee chooses to use third parties to handle Travel Products other than Pay Per Click or Banner Advertising, Net Revenues are equal to gross revenue paid by the consumer to the third party handling the sale and Lessor’s Royalty is a function of the gross booking.

e.	“Annual Royalty” means Percentage of annual Net Revenues of the Lessee, subject to the terms set out in paragraph 5.

f.	“$” means United States dollars unless otherwise indicated.

g.	References to time and business days, whether specific or general, are references to the time and business days in Vancouver, British Columbia, CANADA.

2.
Lease of Right to Sell Travel Products at Domain Names. Lessor will lease the right to sell Travel Products, at the Domain Names, to the Lessee on the terms set out in this agreement. The Lessee acknowledges that travel products represent only one avenue of development for the Domain Names and that any and all other avenues of development, including but not limited to news, dating, music, classifieds etc., remain the property of the Lessor. The Lessee further acknowledges that the development of additional business activities at the Domain Names will benefit the offering of Travel Products at the Domain Names. The Lessor’s right to develop additional business activities at the Domain Names shall not be impeded by the Lessee.

The Lessor acknowledges that some additional business activities, including but not limited to, pornography for example, will be destructive to the Lessee’s travel business activities. The Lessor agrees not to engage knowingly and willingly in additional business activities that damage or marginalize the Lessee’s travel business activities. Notwithstanding the above, the Lessor’s right to develop additional business activities at the Domain Names shall not be impeded by the Lessee.

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3.
Development of Domain Names. Lessee must immediately begin to develop the Domain Names so that it can sell Travel Products as soon as practically possible. Lessee acknowledges that this is a material term of this agreement and Lessee’s failure to develop the Domain Names and sell Travel Products constitutes a default under paragraph 15. Lessee is responsible for all costs of development of Travel Products on the Domain Names and will work with Lessor to ensure the Travel Products fit in to the overall look and feel the Lessor chooses at these Domain Names.

All right, title and interest to any trademarks related to the Domain Names and all logos, copyrights and other marks associated with the Domain Names will remain the property of the Lessor.

4.	Term. This agreement will stay in effect until December 31, 2010, unless terminated by either party according to Paragraph 13.

5.	Annual Royalty.

a.	The annual Royalty paid to Lessor will be based on the Net Revenues generated during the calendar year by the Lessee as follows:

5%: On portion up to $20 Million, &;
4%: On portion between $20 Million & $40 Million, &;
3%: On the portion between $40 Million & $60 Million, &;
2%: On the portion between $60 Million & $80 Million; &;
1%: On the portion over and above $80 Million.

b.	Lessee will pay the Royalty in monthly instalments on the 30th day of the month following the month in which Lessee receives Net Revenues.

c.	Lessee will deliver with the Royalty payment a statement that sets out the total Net Revenues received, a list of items deducted to determine the Net Revenues, and the calculation of the Royalty.

d.
If Lessor objects to any Royalty statement, then Lessor must give Lessee written notice within three months of the date of the Year-End Royalty statement, otherwise the Royalty statement is deemed to be conclusive and binding on the Lessor. Lessor cannot make any claim against the statement unless it makes the claim within the three month period following the date of the Year-End Royalty statement.

e.
Beginning in the calendar year of 2006 the annual Royalty will be a minimum of $150,000. In the case that the minimum is not reached through the aggregate of monthly payments, Lessee will make up the difference by payment to Lessor on the 30th of January of the year following the annual Royalty in question.

f.	If Lessee fails to make a Royalty payment within 30 days of the date on which it is due then Lessee is in default of this agreement.

6.
Option to Renew. The Lessee will have the option to renew this agreement for an additional period of 5 years, commencing January 1, 2011 and ending December 31, 2015, and in 5 year increments thereafter, with the following stipulation:

The minimum Royalty payment referenced in 5 (d) will be adjusted to the average of annual Royalty payments generated in the previous 5 year term.

7.
Examination of records. Lessee will keep accurate books and records concerning all transactions relating to this agreement for two years from the date on which Lessor receives the Royalty statements. Lessee will permit Lessor or Lessor’s representative to examine them at Lessee’s business premises during Lessee’s normal business hours if Lessor has given Lessee four days’ written notice that Lessor wants to examine them.

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8.
Independent audit. If Lessor discovers an error when it examines Lessee’s records as permitted by paragraph 6, then Lessor may have the books and records audited by independent accountants qualified to perform audits and approved by Lessee. If the audit uncovers an underpayment of a Royalty and restates the amount of the Royalty, the Lessee immediately will pay the amount of the underpayment to Lessor. Lessor will pay the cost of the audit unless the underpayment equals or exceeds 5% of the restated Royalty, in which case Lessee will pay the cost of the audit. The decision of the independent auditor is binding on the parties.

9.  Non-disclosure and use of confidential information.

a. Lessor will not disclose to others, personally use for its own benefit or the benefit of third parties ,or otherwise appropriate or copy any of Lessee’s confidential information except as required in connection with Lessor’s performance of its obligations under this agreement unless Lessor can prove that it acquired the information either before its creation, development or disclosure by Lessee, or by other than unauthorised disclosure.

b. Confidential information is any proprietary or confidential information that Lessor learns from Lessee or from Lessor’s performance under this agreement about Lessee’s business, including trade secrets; products, processes and services; business plans, product development plans, marketing plans or internal business procedures; confidential and proprietary information of Lessee’s customers; test procedures and results; computer codes and hardware system information; customer information and lists; accounting, marketing and merchandising reports and other information generated by Lessee’s operation of the Domain Names; Lessee’s patents, trademarks or other intellectual property rights; and business methods used or developed by or for Lessee.

c. Lessor acknowledges that the confidential information is the exclusive property of Lessee, its customers, or third parties that have disclosed information to Lessee in confidence.

d. Lessor acknowledges that damages at law are an insufficient remedy if Lessor violates the terms of this paragraph and that Lessee may apply for injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of Lessor’s promises in this paragraph.

e. Lessor’s promises in this paragraph are an essential element of this agreement and survive the termination of this agreement.

10.
Good faith. The parties acknowledge that circumstances outside of their control or knowledge can affect their performance of this agreement. Each will work with the other in good faith to resolve any problems that arise in these circumstances.

11.	Representations and warranties.

a.	Lessor represents and warrants that:

i.	It is in good standing in Alberta and where it operates and has the power to make this agreement.

ii.	It is authorised to make and perform this agreement.

iii.	It has not granted to any third party rights that could restrict or in any way limit the Lessee’s lawful use of the Domain Names.

iv.	To the best of its knowledge, it owns the rights that it has granted to Lessee under this agreement.

v.	It owns the Domain Names free of any claim or potential claim by any third party.

vi.	The Domain Names are validly registered in Lessor’s name.

b.	Lessee represents and warrants that:

i.	It is in good standing in Nevada and where it operates and has the power to make this agreement.

ii.	It is authorised to make and perform this agreement.

c.	The parties’ representations and warranties survive the Effective Date.

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12. Indemnity.

a. Each party indemnifies the other party and the other party’s directors, officers, employees and agents from all claims, demands, losses, liabilities, and expenses (including reasonable legal fees) arising out of the party’s breach of this agreement.

b. Lessee indemnifies and will defend Lessor, its directors, officers, employees and agents and hold each of them harmless from all claims, demands, damages, losses, liabilities, suits and expenses, including reasonable legal fees arising out of or in connection with Lessee’s use of the Domain Names.

13. Default.

a. Lessee is in default if it does not make a payment or perform any other material obligation that is required by this agreement and Lessor notifies Lessee in writing that it is in default. If Lessee has not cured the default by the end of thirty days from Lessee’s receipt of Lessor’s written notice, then Lessor may terminate this agreement and all obligations hereunder.

b. Lessor is in default if it does not perform any material obligation that is required by this agreement and Lessee notifies Lessor in writing that it is in default, and Lessor has not cured the default by the end of thirty days from Lessor’s receipt of Lessee’s written notice.

14. Termination.

a. Lessor may terminate this agreement, without prejudice to any rights that it has under this agreement or otherwise, on written notice to Lessee if:

i.
Lessee files for bankruptcy, a receiver or trustee of any of Lessee’s property is appointed and the appointment is not vacated within sixty days of the appointment, or any order is made or resolution passed for the winding up of Lessee for any purpose other than the bona fide reconstruction or amalgamation of Lessee, and the order or resolution is not rescinded within sixty days of the date of the order or resolution; or

ii.	Lessee breaches any of its representations and warranties or is in default under paragraph 12.

b. Termination of this agreement under this paragraph by Lessor does not free Lessee from it’s Royalty payment or reporting requirements outlined in this agreement.

c. Lessee may terminate this agreement, without prejudice to any rights that it has under this agreement or otherwise, on written notice to Lessor if Lessor breaches any of its representations and warranties or is in default under paragraph 12.

15. Right of First Refusal

In the event the Lessor undertakes to sell the Domain Names it will offer the Lessee the right of first refusal to purchase the Domain Names at the same terms as those offered to any 3rd party. This right of first refusal will be valid for a period of 15 days following the Lessor’s written notification to the Lessee that it intends to sell the Domain Names.

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16.	General provisions.

a.	Time is of the essence of this agreement.

b.	If either party must perform under this agreement on a day that is not a business day in Vancouver, British Columbia, then the party must perform on the next business day in Vancouver.

c.
Any notice that must be given under this agreement must be in writing and delivered by hand to the address given for the party on page 1 or transmitted by fax or email to the fax number or email address that the parties have given to each other. Notice is deemed to have been received when it is delivered if it is delivered during normal business hours and on the next business day if it is delivered outside of normal business hours.

d.	This agreement is the entire agreement between the parties and its terms may be waived or amended only in writing.

e.	This agreement does not create a partnership or joint venture or any other kind of business association between the parties and neither party has the power to bind the other in any way.

f.	Lessee may not assign its interest in this agreement without Lessor’s written consent.

g.	This agreement is binding on the parties and upon their respective successors, assigns and any purchasers of any or all of the Domain Names.

h.	This agreement must be construed in accordance with the laws of British Columbia and litigated in the courts of British Columbia.

i.
No finding by a court of competent jurisdiction that any provision of this agreement is invalid, illegal, or otherwise unenforceable operates to impair or affect the remaining provisions which remain effective and enforceable.

j.	This agreement may be signed in counterparts and delivered to the parties by fax.

The parties’ signatures below are evidence of their agreement.

DOMAIN HOLDINGS INC.

/s/ David Jeffs
___________________________________
Authorised signatory: David Jeffs, President

Date: May 1, 2005

FREQUENTTRAVELLER.COM INC.

/s/ Graham Heal
____________________________________
Authorised signatory: Graham Heal, President

Date: May ______, 2005

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EXHIBIT 23.1

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July 15, 2005

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth St. N.W.
Washington DC 20549

Re: FrequentTraveller.com Inc. - Form SB-2 Registration Statement

Dear Sirs:

As an independent registered public accounting firm, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement dated July 15, 2005, of the following:

▪
Our Report to the Stockholders and Board of Directors of FrequentTraveller.com Inc. dated July 5, 2005 on the financial statements of the Company for the years ended December 31, 2004 and December 31, 2003.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

Yours truly,

/s/ Dale Matheson Carr-Hilton LaBonte

Dale Matheson Carr-Hilton LaBonte
Chartered Accountants
Vancouver, Canada

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EXHIBIT 23.2

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CONRAD C. LYSIAK
Attorney and Counselor at Law
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1475
FAX: (509) 747-1770
Email: cclysiak@qwest.net

CONSENT

I HEREBY CONSENT to the inclusion of my name in connection with the Form SB-2 Registration Statement filed with the Securities and Exchange Commission as attorney for the registrant, FrequentTraveller.com Inc.

DATED this 14th day of July, 2005.

Yours truly,

/s/ Conrad C. Lysiak
Conrad C. Lysiak

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